As filed with the Securities and Exchange Commission on August 20, 1999 Registration No. 333-85429


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SFBC INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its Charter)

         DELAWARE                                              8731
(State or jurisdiction of                           (Primary Standard Industrial
incorporation or organization)                       Classification Code Number)

                                   59-2407464
                      (I.R.S. Employer Identification No.)

                              11190 BISCAYNE BLVD.
                               N. MIAMI, FL 33181
                                 (305) 895-0304
          (Address and telephone number of principal executive offices)

                              11190 BISCAYNE BLVD.
                               N. MIAMI, FL 33181
                                 (305) 895-0304
(Address of principal place of business or intended principal place of business)

                               MR. ARNOLD HANTMAN
                              11190 BISCAYNE BLVD.
                               N. MIAMI, FL 33181
                                 (305) 895-0304
            (Name, address and telephone number of agent for service)

                  PLEASE SEND A COPY OF ALL COMMUNICATIONS TO:

Michael D. Harris, Esq.                                Gerald L. Fishman, Esq.
Beth J. Harris, Esq.                                   Barton J. Springer, Esq.
Peter A. Savarese, Esq.                                Adam D. Fishman, Esq.
MICHAEL HARRIS, P.A.                                   WOLIN & ROSEN, LTD.
1645 Palm Beach Lakes Boulevard, Suite 550             2 N. La Salle Street
West Palm Beach, FL  33401                             Suite 1776
(561) 478-7077                                         Chicago, IL 60602
Facsimile: (561) 478-1817                              (312) 346-3600
                                                       Facsimile: (312) 346-0464

      APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                        [ ]  . . . . . . . . . .

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                        [ ]  . . . . . . . . . .

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                        [ ]  . . . . . . . . . .

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box
                                                        [ ]  . . . . . . . . . .

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed           Proposed
                                                                     Maximum           Maximum
                                                                    Offering          Aggregate     Amount of
  Title of Each Class of                       Amount to Be           Price           Offering    Registration
Securities To Be Registered                     Registered       Per Security(1)(2)    Price           Fee
---------------------------------             ------------          ------------     -----------    ----------
Common Stock, $.001 par value (3)              1,322,500               $ 6.50        $8,596,250     $ 2,389.76
Underwriter's Warrants                           115,000               $    0              $115     $        0
Common Stock, $.001 par value,                   115,000               $ 7.80(5)       $897,000     $   249.37
Total Registration Fee                                                                              $ 2,639.13

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


(2) Estimated to be between $5.75 to $6.50 per share. However, for the purpose of calculating the registration fee, we have assumed the highest price per share.


(3) Includes (i) 1,150,000 shares initially offered and (ii) 172,500 shares issuable pursuant to the underwriter's over-allotment option.

(4) Pursuant to Rule 416, we are also registering such additional shares as may be required for issuance pursuant to the anti-dilution provisions of the underwriter's warrants.

(5)   Equal to 120% of the proposed initial offering price of the common stock.

                              CROSS REFERENCE SHEET

FORM SB-2 ITEM NUMBERS AND CAPTION                                        HEADING IN PROSPECTUS
1.       Front of the Registration Statement
           and Outside Front Cover of Prospectus....................   Cover Page of Form SB-2 and of Prospectus

2.       Inside Front and Outside Back Cover
           Pages of Prospectus......................................   Inside  Front and  Outside  Back Cover  Pages of
                                                                       Prospectus

3.       Summary Information and Risk Factors.......................   Prospectus Summary and Risk Factors

4.       Use of Proceeds............................................   Use of Proceeds

5.       Determination of Offering Price............................   Cover Page of Prospectus and Risk Factors

6.       Dilution...................................................   Dilution

7.       Selling Security Holders...................................   Not applicable

8.       Plan of Distribution.......................................   Cover Page of Prospectus and Underwriting

9.       Legal Proceedings..........................................   Not Applicable

10.      Directors, Promoters, Executive Officers, Promoters
          and Control Persons.......................................   Management

11.      Security Ownership of Certain Beneficial
           Owners and Management....................................   Principal Stockholders

12.      Description of Securities..................................   Description of Securities

13.      Interest of Named Experts and Counsel......................   Legal Matters

14.      Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..............................................   Part II

15.      Organization Within Last Five Years........................   Related Party Transactions

16.      Description of Business....................................   Risk Factors and Business

                                       iv

FORM SB-2 ITEM NUMBERS AND CAPTION                                        HEADING IN PROSPECTUS
17.      Management's Discussion and Analysis or
           Plan of Operation........................................   Management's  Discussion and Analysis of Results
                                                                       of Operations and Financial  Condition

18.      Description of Property....................................   Business

19.      Certain Relationships and Related Transactions.............   Related Party Transactions

20.      Market for Common Equity and Related
           Stockholder Matters......................................   Not Applicable

21.      Executive Compensation.....................................   Management

22.      Financial Statements.......................................   Financial Statements

23.      Changes In and Disagreements With Accountants
           on Accounting and Financial Disclosure...................   Not Applicable

                  SUBJECT TO COMPLETION, DATED AUGUST 20, 1999
PROSPECTUS
                        1,150,000 SHARES OF COMMON STOCK


                            SFBC INTERNATIONAL, INC.

         This is an initial public offering of shares of common stock of SFBC International, Inc.


         We are a contract research organization located in the metropolitan Miami, Florida area which conducts clinical research and provides drug development services for clients in the pharmaceutical and biotechnology industries. We plan to list our common stock on the Nasdaq National Market under the symbol "SFBI".


         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE ___.
=========================================================================
                                             PER SHARE        TOTAL
-------------------------------------------------------------------------
Public offering price                            $              $
-------------------------------------------------------------------------
Underwriting discounts                           $              $
-------------------------------------------------------------------------
Proceeds to SFBC International, Inc.             $              $
=========================================================================

Our underwriters have a 45 day option from SFBC International to purchase up to 172,500 additional shares to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


We anticipate the initial public offering price for the shares we are offering will be between $5.75 - $6.50 per share. The initial public offering price may not reflect the market price after the offering. The underwriters expect to
deliver the common stock on          , 1999.


                           SCHNEIDER SECURITIES, INC.
                             _________________, 1999


The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

         See the section of this prospectus entitled "Risk Factors" for a discussion on certain factors that you should consider before investing in the common stock offered in this prospectus.

         Until ____________, 1999, all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         The information in this prospectus includes statements and statistical data regarding the health care industry and the pharmaceutical and biotechnology market. We obtained this data from industry publications, articles and reports which we believe to be reliable sources; however, we cannot guarantee the accuracy or completeness of this information. We have not independently verified the data or sought the consent of the organizations to refer to their reports in this prospectus.

         In order to make it easier for you to understand this prospectus, we have defined certain terms that are used in this prospectus.

          "We" or "our" refers to SFBC International, Inc., a Delaware corporation, which is offering its common stock for sale to the public. Unless otherwise clear from the context, these terms also refer to us, together with our wholly-owned subsidiary, South Florida Kinetics, Inc., and our predecessor, Bio Clinic Management Company. We acquired our subsidiary on June 7, 1999. All of the financial information contained in this prospectus prior to that date is that of our subsidiary.

         We are assuming that the initial public offering price will be $6.00 per share in calculating:

         o        information in the "Dilution" section of this prospectus,

         o the number of shares of common stock we will have outstanding after this offering,

         o the number of shares of common stock we will issue upon conversion of our convertible notes,

         o the number and exercise price of warrants we will issue upon conversion of our convertible notes, and

         o the amount of net proceeds we will receive and working capital we will have available.

         This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriter will not exercise its over-allotment option. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

                                   The Company

Our Business...We are a contract research organization which conducts clinical research and provides drug development services for clients in the pharmaceutical and biotechnology industries. We believe that our recent growth over the last 12 months reflects industry recognition of the high quality and cost-effective services we provide our clients.

               Approximately 85% of our revenues currently come from Phase I and Phase II clinical trial services. We believe that with over 250 beds we are one of the largest single site Phase I and Phase II clinical trials facilities in the United States. We offer our clients the ability to reduce their own research expenses and save time in developing drugs. Phases I, II, III and IV refer to the stages of drug development commencing with human testing as outlined by the United States Food and Drug Administration regulations. Commencing at page ___ of this prospectus under the section called "Business - The Drug Development Process", we explain what occurs at each of these four phases.

               We provide a wide range of clinical research and drug development services in Phases I, II, III and IV. We :

               o recruit participants and doctors for all phases;

               o conduct clinical trials;

               o provide clinical monitoring and management;

               o assist in writing protocols which are the blueprints that tell how to conduct a clinical trial;

               o provide clinical data management and medical writing; and

               o provide consulting services to our clients concerning United
                 States Food and Drug Administration procedures and their new drug submissions.

               Our base of approximately 60 clients includes 23 of the top 25 leading pharmaceutical companies including:

               o Abbott Laboratories,

               o Bristol-Myers Squibb Co.,

               o Glaxo Wellcome Inc.,

               o Merck & Co., Inc. ,

               o Pfizer, Inc., and

               o Johnson & Johnson.

               In 1998, six clients including three of these companies accounted for approximately 70% of our revenues. Industry information indicates that pharmaceutical and biotechnology companies are increasing their spending to develop new drugs. We and other contract research organizations are benefiting from this increase in research spending. Last year, UBS Securities LLC, a large stockbrokerage firm, projected the following annual revenues for our industry:

               1997     $3.14 billion
               1998     $3.69 billion estimated
               1999     $4.33 billion estimated
               2000     $5.09 billion estimated

Our Strategy...We believe our recent growth is partly because our industry is expanding. Pharmaceutical and biotechnology companies are relying on companies like ours, which provide high- quality services on a timely basis and expedite the process of bringing drugs to the public market. Our objectives are to continue to enhance our reputation as a high-quality provider of clinical trial services and to expand the range of services we provide our clients. Our strategy consists of the following key elements:

               o We want to offer our clients a full range of services in the clinical research process.

               o We will continue to complement our clients' research and drug development departments.

               o We intend to continue to increase the industry's recognition of us as a provider of high quality services.

               o We want to acquire other companies to expand our geographic presence and increase our clinical research capabilities.

               o We want to buy or start a clinical laboratory.


About SFBC.....Our offices and clinic are currently located at

                            SFBC International, Inc.
                            11190 Biscayne Boulevard
                            N. Miami, Florida 33181
                            (305) 895-0304

               Our website address is www.sfbci.com. Information contained on our website is not part of this prospectus.

                                  The Offering

Common stock offered.....  1,150,000 shares.

Common stock outstanding
Before offering.........   2,080,000 shares.

After offering..........   3,474,956 shares including 244,956 shares issuable
                           upon conversion of our outstanding convertible notes that automatically convert upon the closing of this offering.


Use of proceeds.........   We will repay indebtedness, move to a larger
                           facility, expand our marketing, add to our working capital, buy additional equipment and have funds for potential acquisitions.

                             Summary Financial Data

Statement of Operations Data

                                                                                                             (Unaudited)
                                                                         Year ended December 31,       Six months ended June 30
                                                                        --------------------------    ----------------------------
                                                                           1997           1998           1998              1999
                                                                        -----------    -----------    -----------      -----------
Net sales ............................................................. $ 4,261,505    $ 5,869,987    $ 2,045,273      $ 3,944,523

Operating income (loss) ...............................................      76,957        707,300        (25,067)         660,278

Provision for income taxes ............................................          --             --             --          241,000

Net income (loss) ..................................................... $  (162,750)   $   507,716    $  (120,833)     $   317,001
                                                                        ===========    ===========    ===========      ===========

Pro forma data (unaudited) (1):
Income (loss) before provision for income taxes ....................... $  (162,750)   $   507,716    $  (120,833)     $   558,001

Provision (benefit) for income taxes (2) ..............................     (61,000)       191,000        (45,000)         210,000
                                                                        -----------    -----------    -----------      -----------
Pro forma net income (loss) ........................................... $  (101,750)   $   316,716    $   (75,833)     $   348,001
                                                                        ===========    ===========    ===========      ===========
                                                                                                      ===========
Shares used in computation of pro forma net income (loss) per share (3)   3,474,956      3,474,956      3,474,956        3,474,956
                                                                        ===========    ===========    ===========      ===========

Pro forma net income (loss) per share (3) ............................. $      (.03)   $       .09    $      (.02)     $       .10
                                                                        ===========    ===========    ===========      ===========

(1) The unaudited pro forma statements of income data have been adjusted for income taxes which would have been recorded had our subsidiary not been an S corporation, based on the tax laws in effect during the periods presented. Pro forma deferred income taxes relate primarily to temporary differences between financial and income tax reporting for the cash basis to accrual basis adjustments and depreciation expense. The net effect of these and other temporary differences has not been reflected in the financial statements since our subsidiary was an S corporation prior to June 7, 1999.

(2) From inception through June 7, 1999, our subsidiary elected to be taxed as an S corporation under the Internal Revenue Code. Accordingly, taxable income or loss passed directly to the shareholders, and the financial statements through that date did not provide for income taxes. The S corporation election was terminated effective June 7, 1999. In connection with this termination, our subsidiary recorded deferred taxes of $204,000.

(3) Net income (loss) per share of common stock has been computed using the number of shares of common stock that will be outstanding immediately after the offering.

 The following balance sheet data is presented:

         o        on a historical basis; and

         o on a pro forma as adjusted basis to reflect also our receipt of the net proceeds from the sale of 1,150,000 shares of common stock in this offering at an assumed $6.00 per share after deducting underwriting discounts and estimated offering expenses, the use of a portion of the net proceeds to pay all debt and accrued interest and the automatic conversion of our convertible notes.



Balance Sheet Data                                 (Unaudited)
                                               At June 30, 1999
                                         ----------------------------
                                                        Pro Forma as
                                            Actual         Adjusted
                                         -----------      -----------
Cash                                     $   452,502        5,261,785

Working capital                              578,108        5,978,108

Total assets                               2,447,815        7,257,098

Short term debt and accrued interest         590,717               --

Long-term debt, less current portion       1,575,899               --

Total stockholders' equity                  (603,036)       6,372,863


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk, and you should purchase our common stock only if you can afford a complete loss. You should consider carefully information about these risks, and all information contained in this prospectus, before you buy our common stock.

We rely on a limited number of clients for a large percentage of our revenues which means that we face a greater risk of loss of revenues if we lose clients

         During 1998, six companies accounted for approximately 70% of our revenues. We generated more than 10% of our revenues from each of four of these clients. These clients accounted for approximately 17%, 15%, 14%, and 12% of our revenues in 1998. In 1997, three clients accounted for approximately 52% of our revenues, individually generating approximately 22%, 16% and 14% of our revenues. Our largest clients vary from year to year. We believe that this kind of client concentration in the contract research organization industry is common and expect it to continue. The loss of any client could have a material adverse effect on our business and future results of operations.

If we cannot effectively manage our growth, we may not continue to operate at the same levels of profitability

         We have grown rapidly starting in July 1998. Any future growth is likely to place substantial strain on our administrative, operational and financial resources. To manage this growth, we must establish efficient systems and train and manage our employees. We have limited management depth and we will have to employ experienced executives and key employees capable of providing the necessary support. We can not assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could have a material adverse effect on our business and future profitability.

Because we are significantly smaller than the majority of our competitors, we may lack the financial resources needed to increase our market share.

         There are a large number of contract research organizations ranging in size from one person consulting firms to full service, global drug development corporations. It is easy for a new company to enter our industry. This competition may lead to price and other forms of competition that could adversely affect our business. Many of our competitors have substantially greater size and other resources than we do. For this reason, we may lack the financial resources needed to increase our market share.

Our clients may cancel or delay our contracts which could reduce our future revenues and profits

         Our clients may cancel or delay our contracts at any time for no reason. They may also cancel a clinical trial for a variety of reasons including:

         o        inadequate patient enrollment;

         o manufacturing problems resulting in a shortage of the potential product;

         o a decision by a client to de-emphasize or cancel the development of a potential product;

         o        adverse patient reaction to a potential product;

         o        unexpected results; and

         o        United States Food and Drug Administration request.

The loss or delay of a large project or contract or the loss or delay of multiple small contracts could have a material adverse effect on our business and future results of operations.

We have only limited experience in providing phase iii and phase iv clinical trials and may not successfully expand this aspect of our business

         As part of our strategy, we plan to expand our Phase III and Phase IV clinical trials business. The Phase III and Phase IV business is substantially different than the Phase I and Phase II business. The Phase III and Phase IV business is widely scattered and involves research performed by individual physicians who may be located throughout the United States. Our lack of experience in managing Phase III and Phase IV clinical trials conducted at multiple sites may handicap us if we expand this part of our business.

We may not be able to carry out our growth strategy if we cannot make future acquisitions

         Following this offering we plan to acquire Phase III and Phase IV clinical trials businesses as part of our growth strategy. We may also buy or start a clinical laboratory. Although we are currently exploring potential acquisitions, we are not engaged in any negotiations. We may not be successful in acquiring any business. Additionally, we have no experience in making acquisitions.

Acquisitions may disrupt or have a negative impact on our business.

         If we make an acquisition, we could have difficulty integrating that company's personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business of Phase I and Phase II clinical trials. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our future results of operations.

We have broad discretion to use the offering proceeds which may increase the risk that they will not be used effectively

         Our management will have broad discretion to spend the proceeds of this offering without having to seek the approval of our stockholders. This means you are relying on our management to use our funds properly. We may use a portion of the proceeds to make acquisitions. Changes in our business plans, new needs or opportunities and industry trends may cause our management to spend our funds for uses that we cannot predict at this time.

Fluctuations in our operating results may cause our stock price to fall

         Our revenues have been higher in the second half of the year. These fluctuations are usually due to the level of new business authorizations in a particular quarter or year and the timing of the initiation, progress, or cancellation of significant projects. We anticipate that this seasonality may continue as long as our revenues are derived mostly from Phase I and Phase II clinical trials. Our varying quarterly results may result in the drop of our common stock price.

We face a risk of liability from our disposal of medical wastes

         Our clinical trials activities involve the controlled disposal of medical wastes which are considered hazardous materials. We believe that our safety procedures for handling the disposal of these medical wastes comply with all state and federal environmental regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If this occurs, we could be held liable for damages, face significant fines, and face the permanent or temporary shutdown of our operations.

We risk potential liability when conducting clinical trials

         Our clinical trials involve administering drugs to humans in order to determine the effects of the drugs. By doing so we are subject to the general risks of liability to these persons which include:

         o adverse side effects and reactions resulting from the administration of these drugs to a clinical trial participant,

         o        improper administration of the new drug, or

         o potential professional malpractice of our employees including physicians.

To protect ourselves, our contracts generally have indemnification agreements in which our clients agree to indemnify us in the event of adverse consequences to our participants caused by their products. We also carry liability insurance. However, if there were a damage claim not covered by insurance or the indemnification agreement and our client was insolvent, any resulting award against us could have a material adverse effect on our business and financial condition.

Our chief executive officer will benefit from this offering which creates a conflict of interest

         From the proceeds of this offering, we are repaying debt including $191,500 owed to Mr. Arnold Hantman, our chief executive officer. Mr. Hantman guaranteed payment of $500,000 of the debt we are repaying.

We are controlled by our management who may have a conflict of interest

         After this offering, Dr. Lisa Krinsky and Mr. Arnold Hantman combined will beneficially own approximately 43.8% of our outstanding common stock after the automatic conversion of our outstanding convertible notes into common stock. As a result, they will probably be able to exercise control over all matters requiring stockholder approval including the election of directors and approval of significant corporate transactions. Their voting control could have the effect of delaying or preventing a change of control which might benefit our stockholders.

A change in government regulation could reduce our business

         The market for our services is based on strict government regulation of the drug development process. The general trend in the United States is for increased regulation. However, in Europe the regulatory process is more relaxed. The United States could change its regulatory structure. This could reduce our clients' needs for our services.

We are dependent on the research and development expenditures of the pharmaceutical and biotechnology industries

         Our continued business and expansion is dependent on the research and development expenditures of our clients. Our business could be materially adversely affected by any economic downturn, any decrease in our clients' research and development expenditures or a change in the regulatory environment in which these companies operate.

Our clients and suppliers' systems may not be year 2000 compliant

         The Year 2000 problem is the inability of some computer software to determine whether "00" means 1900 or 2000. This may result in computer failures or the failure of the computer to produce accurate information. We have recently upgraded our computer systems and determined that they are Year 2000 compliant. We are in the process of verifying that our clients and suppliers are Year 2000 complaint. Our business and our cash flow may suffer if the computer systems of our clients and third party suppliers are not Year 2000 compliant.

We may issue preferred stock without approval of our stockholders which could make it more difficult for a third-party to acquire us


         We have the authority to issue preferred stock without a vote of our stockholders. In the future, our board of directors may issue one or more series of preferred stock that has more than one vote per share. This could permit our board of directors to issue such stock to investors who support our management and give effective control of our business to our management. Furthermore, under some circumstances issuing preferred stock may violate the rules of the Nasdaq Stock Market, which could result in our common stock being delisted from that market. The delisting of our common stock from the Nasdaq National Market could result in both a drop in the stock price and decline in interest in the stock which could make it more difficult for stockholders to sell their shares.


         There has never been a trading market for our common stock and we cannot predict the extent to which a market will develop

         There has not been a public market for our common stock, and we cannot predict whether a trading market will develop after this offering. We negotiated the initial public offering price with Schneider Securities, Inc., the underwriter. This price is not based on our book value, earnings or future prospects. It is possible that after this offering there will not be a market for our common stock and that the initial public offering price may be greater than the prices that will prevail in the trading market.

         2,324,956, or 66.9% of our total outstanding shares are restricted from immediate resale but may be publicly sold after 13 months. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

         After this offering, we will have outstanding 3,474,956 shares of common stock. This includes the 1,150,000 we are selling in this offering, which may be resold in the public market immediately. The remaining 66.9%, or 2,324,956 shares, of our total outstanding shares will become available for resale in the public market 13 months from the date of this prospectus, due to an agreement these stockholders have with our underwriters. However, the underwriters can waive this restriction at any time and allow these stockholders to sell their shares earlier.

         As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that address, among other things, our expectations with regard to the pharmaceutical market, the future of health care and new drug development, the continued expansion of our clinical trials facility and our ability to acquire other businesses operating within our industry. In addition to these statements, trend analysis and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward looking statements. These statements may be found in the sections of this prospectus entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We anticipate that some or all of the results will not occur because of various factors including, but not limited to all of the risks discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS


         We estimate the net proceeds from the offering to be approximately $5,800,000, or $6,731,500 if the underwriter exercises its over-allotment option in full. These amounts are after the payment of underwriting discounts and estimated expenses of this offering. The following table represents our best estimates of how we will use the net proceeds of this offering:

                                                                       Approximate
                                                                      Net Proceeds  % of Total
                                                                       ----------    -------
Acquisitions                                                           $2,500,000      43.1%
Repayment of debt                                                         784,000      13.5%
Buy computer hardware and software and medical equipment                  500,000       8.6%
Expand our marketing program including hiring additional personnel        500,000       8.6%
Payment of interest on minority stockholder debt                          262,000       4.5%
New facility leasehold improvements and moving expenses                   400,000       6.9%
Working capital                                                           854,000      14.8%
                                                                       ----------     -----
TOTAL                                                                  $5,800,000       100%
                                                                       ==========     =====

         We may use a portion of the net proceeds to acquire additional clinical research businesses and buy or start our own clinical laboratory. We are not currently engaged in any negotiations. We are not sure that we will make any acquisitions and, if we do, whether we will pay cash or issue our securities. Our management will have broad discretion in how we spend these net proceeds.


         We are repaying $784,000 of debt. We do not have to pay interest on $500,000 of this debt if we pay it by December 31, 1999. We must pay it from the proceeds of this offering or in $20,000 monthly installments commencing January 1, 2000 with 8% interest. Our subsidiary incurred this debt in 1995. We recently issued approximately $1,176,000 of three-year convertible notes to our minority stockholders in exchange for their past due notes. When we close this offering, the convertible notes automatically convert into shares of our common stock at the rate of $4.80 per share. Minority stockholders owning approximately $284,000 of notes did not elect to exchange their original notes for the convertible notes. We are also repaying these notes from the proceeds of this offering. From the proceeds of this offering, we are paying accrued interest at the rate of 10% per year on all minority stockholder notes, including the convertible notes. Interest on the convertible notes has been accruing since January 1, 1999. Interest on the notes held by the stockholders who did not convert has been accruing for over two years. The amount in the table estimates a November 1, 1999 closing date.


         We anticipate that the net proceeds we receive from this offering will be sufficient to satisfy our cash needs for at least 12 months. However, our current plans may change due to unanticipated events. Thus, we may need additional financing in the future. We cannot assure you that any needed additional financing will be available on acceptable terms. If we cannot obtain acceptable financing, our future results of operations may be adversely affected.


         Pending our use of the proceeds, we intend to invest them in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                 CAPITALIZATION

         Our capitalization is presented:

         o        on an actual basis; and

         o        on an adjusted basis to give effect to:

                  o        our repayment of debt including a note held by Mr.
                           Arnold Hantman, our chief executive officer;

                  o the conversion of our outstanding convertible notes into common stock; and

                  o        our receipt of the net proceeds of this offering.


                                                                             (Unaudited)
                                                                            June 30, 1999
                                                                     ----------------------------
                                                                        Actual       As Adjusted
                                                                     -----------      -----------
Short-term debt:
    Secured notes                                                    $   100,000              -0-
    Minority stock holder notes and accrued interest                     490,717              -0-

Long-term debt                                                         1,575,899              -0-
                                                                     ===========            =====
Stockholders' equity (deficiency in assets):
    Preferred stock, par value $.10 per share;
    5,000,000 shares authorized, no shares issued or outstanding             -0-              -0-

    Common stock, par value $.001 per share, 20,000,000
    shares authorized, 2,080,000 shares issued and outstanding as of June 30, 1999 and 3,474.956 shares issued and
    outstanding as adjusted                                                2,080            3,475

Paid-in capital                                                          425,623        7,400,127

Retained earnings (deficit)                                           (1,030,739)      (1,030,739)
                                                                     -----------      -----------
Stockholders' equity                                                    (603,036)       6,372,863
                                                                     -----------      -----------

Total capitalization                                                 $ 1,563,580      $ 6,372,863
                                                                     ===========      ===========


         The outstanding shares of common stock do not include:

         o 700,000 shares of common stock issuable under our 1999 stock option plan, of which we have granted options to purchase 596,000 shares;

         o 172,500 shares of common stock which may be issued if the underwriter exercises its over-allotment option;

         o 115,000 shares of common stock which may be issued pursuant to the underwriter's warrants; and

         o 244,956 shares of common stock issuable upon exercise of the warrants to be issued to minority stockholders who recently received our convertible notes in exchange for their old notes. We offered the warrants to induce the noteholders to forbear from collecting on past-due notes and receive our notes convertible into common stock at 80% of our public offering price. The warrants are exercisable over a three year period commencing with the closing of this offering.

We will have two classes of warrants outstanding following this offering:

         o minority stockholder warrants to purchase 244,956 shares of common stock exercisable at $7.20 per share; and

         o underwriter's warrants to purchase 115,000 shares of common stock exercisable at $7.20 per share.

                                    DILUTION

         As of June 30, 1999, the pro forma net tangible book value of our common stock was $572,863, or approximately $.25 per share. Since our convertible notes automatically convert into common stock upon completion of this offering, in computing net tangible book value per share we have treated these notes as having been converted on June 30, 1999. The pro forma net tangible book value per share represents the amount of our tangible assets less our liabilities divided by 2,324,956, which is the number of shares of our common stock currently outstanding plus the shares issuable upon conversion of the convertible notes. The net tangible book value, as adjusted for this offering, does not reflect any change in our net book value which may result from our operations subsequent to June 30, 1999.


         After selling the 1,150,000 shares of common stock that are offered by this prospectus at an assumed price of $6.00 per share, deducting the underwriter's discount and the estimated expenses of this offering, our pro forma net tangible book value would have been $6,372,863 or $1.83 per share. This change in pro forma net tangible book value represents an immediate increase in net tangible book value per share of approximately $1.58 to our present stockholders and an immediate dilution (the difference between the offering price of the shares and the pro forma net tangible book value per share after the offering) per share of approximately $4.17 to investors buying our common stock in this offering.


         The following table illustrates the dilution of one share of common stock as of June 30, 1999:

Assumed initial public offering price per share                                      $6.00
        Pro forma net tangible book value per share at June 30, 1999    $ .25
        Increase per share attributable to investors in this offering   $1.58
                                                                        -----
Pro forma net tangible book value per share after this offering                      $1.83(1)
                                                                                     -----
Dilution to public investors in this offering                                        $4.17(1)
                                                                                     =====

(1) If Schneider Securities, Inc. exercises its over-allotment option to purchase 172,500 additional shares of our common stock this will result in an increase in the net tangible book value per share of $.16 and dilution to investors in this offering of $4.01 per share.


         The following table summarizes on a pro-forma basis as of June 30, 1999 the total consideration and average purchase price paid by our present stockholders, after giving effect to the conversion of our convertible notes, and by the investors who purchase common stock in this offering, based on an assumed initial public offering price of $6.00 per share.

                        Shares Purchased       Total Consideration   Average
                      --------------------    ---------------------   Price
                        Number       Percent     Amount     Percent  Per Share
                      ----------     -----    ----------    ------- ----------
Present stockholders   2,324,956      66.9%   $1,276,899     15.6%    $ .55
New investors          1,150,000      33.1%   $6,900,000     84.4%    $6.00
                      ----------     -----    ----------    -----     -----
Total                  3,474,956     100.0%   $8,176,899    100.0%    $2.35
                      ==========     =====    ==========    =====     =====

                             Selected Financial Data

         We derived the selected financial data presented below from our historical financial statements and related notes included in another part of this prospectus. You should read the selected financial data together with our historical financial statements and the section of the prospectus entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

         Kaufman, Rossin & Co., independent certified public accountants, audited our historical financial statements for the years ended December 31,1998 and December 31, 1997. These financial statements represent our results of operations for the following periods:

                          Statement of Operations Data

                                                                                     (Unaudited)
                                                 Year  ended December 31,        Six months ended June 30,
                                               ----------------------------     ----------------------------
                                                  1997             1998            1998             1999
                                               -----------      -----------     -----------      -----------
Net sales                                      $ 4,261,505      $ 5,869,987     $ 2,045,273      $ 3,944,523

Cost of sales                                    2,801,192        3,838,923       1,367,950        2,379,293

Gross profit                                     1,460,313        2,031,064         667,323        1,565,230

General and administrative expenses              1,383,356        1,323,764         702,390          904,952

Income (loss) from operations                       76,957          707,300         (25,067)         660,278

Interest expense                                   239,707          199,584          95,766          102,277

Income (loss) before income taxes                 (162,750)         507,716        (120,833)         558,001
Provision (benefit) for income taxes                    --               --              --          241,000
Net income (loss)                              $  (162,750)     $   507,716     $  (120,833)     $   317,001
                                               ===========      ===========     ===========      ===========
Pro forma (unaudited): (1)
Income (loss) as reported before provision
  for income taxes                             $  (162,750)     $   507,716     $  (120,833)     $   558,001
Provision (benefit) for income taxes (2)           (61,000)         191,000         (45,000)         210,000
                                               -----------      -----------     -----------      -----------
Pro forma net income (loss)                    $  (101,750)     $   316,716     $   (75,833)     $   348,001
                                               ===========      ===========     ===========      ===========
Shares used in computation of pro forma
  net income (loss) per share (3)                3,474,956        3,474,956       3,474,956        3,474,956
                                               ===========      ===========     ===========      ===========
Pro forma net income (loss)per share (3)       $      (.03)             .09            (.02)             .10
                                               ===========      ===========     ===========      ===========

(1) The unaudited pro forma statements of income data have been adjusted for income taxes which would have been recorded had our subsidiary not been an S corporation, based on the tax laws in effect during the periods presented. Pro forma deferred income taxes relate primarily to temporary differences between financial and income tax reporting for the cash basis to accrual basis adjustments and depreciation expense. The net effect of these and other temporary differences has not been reflected in the financial statements since our subsidiary was an S corporation prior to June 7, 1999.

(2) From inception through June 7, 1999 our subsidiary elected to be taxed as an S corporation under the Internal Revenue Code. Accordingly, taxable income or loss passed directly to the shareholders, and the financial statements through that date did not provide for income taxes. The S corporation election was terminated effective June 7, 1999. In connection with this termination, our subsidiary recorded deferred taxes of $204,000.

(3) Net income (loss) per share of common stock has been computed using the number of shares of common stock that will be outstanding immediately after the offering.

The following balance sheet data is presented:

         o        on a historical basis; and

         o on a pro forma as adjusted basis to reflect also the net proceeds from the sale of 1,150,000 shares of common stock in this offering at an assumed price of $6.00 per share after deducting underwriting discounts and estimated offering expenses, and the repayment and conversion of our debt and automatic conversion of our convertible notes.


Balance Sheet Data                    (Unaudited) As of  June 30, 1999
                                         ----------------------------
                                                           Pro Forma
                                            Actual        as Adjusted
                                         -----------      -----------
Cash                                     $   452,502      $ 5,261,785
Working capital                              578,108        5,978,108
Total assets                               2,447,815        7,257,098
Short-term debt and accrued interest         590,717               --
Long-term debt, less current portion       1,575,899               --
Total stockholders' equity               $  (603,036)     $ 6,372,863

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes included in another part of the prospectus and which are deemed to be incorporated into this section. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including but not limited to, those contained in other sections of this prospectus.

Overview

         As permitted by accounting rules, all historical financial information reflects the financial statements of our subsidiary. As long as our primary revenues are derived from Phase I and II clinical trials, we anticipate we will generate higher revenue in the second half of each year.

Six months ended June 30, 1998 and June 30, 1999

         The following table reflects our results of operations for the six months ended June 30, 1998 and 1999.
                                    (Unaudited)Six months ended June 30,
                                        ----------------------------
                                           1998             1999
                                        -----------      -----------
Net sales                               $ 2,045,273      $ 3,944,523
Cost of sales                             1,367,950        2,379,293
Gross profit                                667,323        1,565,230
General and administrative expenses         702,390          904,952
Income (loss) from operations               (25,067)         660,278
Interest expense                             95,766          102,277

Income (loss) before income taxes          (120,833)         558,001

Provision for income taxes                       --          241,000
                                        -----------      -----------

Net income (loss)                       $  (120,833)     $   317,001
                                        ===========      ===========

         Net sales for the first six months of 1999 increased by $1,899,250 or approximately 92.9% over the same period for 1998. Compared to the last half of 1998, our sales slightly increased by $119,809 or approximately 3.1%. Because of the seasonality of our business, our net sales for the balance of 1999 may exceed the first half. While it is difficult to pinpoint the reasons for our recent growth, we believe it is a combination of an increase in outsourcing to contract research organizations and a growing recognition of the high-quality services we provide to our clients.

         Our gross profit margin for the six months ended June 30, 1999 increased to 39.7% from 32.6% during the same period in 1998. We believe this increase is a direct result of the increase in revenues since our cost of sales is relatively fixed. Historically, we required annual revenues of approximately $4.2 million to breakeven from operations. Once we are public, we expect we will need annual revenues of approximately $4.6 million to breakeven from operations. Selling, general and administrative expenses increased by $202,562 or approximately 28.8% over the first six months of 1998. The major increases came from increased facility expenses of $90,000, consulting and professional fees of $47,000 and payroll and payroll taxes of $42,000.

         Interest expense increased by approximately 7% during the first six months of 1999. Our total indebtedness declined by $324,000 in late May 1999 when our subsidiary restructured its indebtedness. We will eliminate interest expense upon the closing of this offering when our convertible notes automatically convert into common stock and we repay the balance of our debt.

Year ended December 31, 1997 and December 31, 1998

         During 1998 we worked to reduce overhead and improve efficiencies in all areas of operations. The following table shows our results of operations for each of the past two fiscal years:

                                                   Year ended December 31,
                                                 ----------------------------
                                                     1997             1998
                                                 -----------      -----------
Net sales                                        $ 4,261,505      $ 5,869,987
Cost of sales                                      2,801,192        3,838,923
Gross profit                                       1,460,313        2,031,064
Selling, general and administrative expenses       1,383,356        1,323,764
Income  from operations                               76,957          707,300
Interest expense                                     239,707          199,584
Net income (loss)                                $  (162,750)     $   507,716

         For 1998, our net sales increased by $1,608,482 or approximately 37.7% over 1997. The reasons for this increase are the same as those for the increase for the first six months. Our gross profit margins increased slightly to approximately 34.6% in 1998 from approximately 34.3% in 1997. However, the significant increase in revenues provided us with net income for 1998 in contrast to a loss for 1997. Selling, general and administrative expenses for 1998 decreased by $59,592 or approximately 4.3% compared to 1997. Interest expense decreased by $40,123 or approximately 16.7% in 1998 over the prior year principally due to interest paid to the Internal Revenue Service in 1997.

Liquidity and Capital Resources

         In 1995 and 1996, our subsidiary financed its operations with borrowings from its former stockholders. As a result of our June 1999 acquisition of our subsidiary, our balance sheet at June 30, 1999 includes approximately $1,667,000 owed to our subsidiary's former stockholders who are now our minority stockholders. In August 1999, most of our minority stockholders agreed to accept our three-year convertible notes in exchange for their old notes. We recently issued approximately $1,175,899 in convertible notes. These convertible notes are treated as long-term debt. At the closing of this offering, our convertible notes automatically convert into a total of 244,956 shares of our common stock at a 20% discount from our assumed initial public offering price or at $4.80 per share. We also agreed to issue warrants to each convertible noteholder. The number of warrants is equal to the number of shares of common stock issuable upon conversion of each note. The exercise price of the warrants is at a 20% premium over our assumed initial public offering price or $7.20 per share during the three year term of the warrants. We will issue a total of 244,956 warrants when we close this offering.

         Net cash provided by operating activities was $471,823 for the six months ended June 30, 1999 and $46,536 for the year ended December 31, 1998. For the six months ended June 30, 1998, operating activities used $19,739 of net cash flow. For the year ended December 31, 1997, operating activities provided $88,734 in net cash flow. Because our subsidiary reduced its interest payments on its outstanding debt, this improved our cash flow from operations in the six months ended June 30, 1999. Higher accounts receivable at June 30, 1998 contributed to a reduction in the negative cash flow from operations for 1998. Despite our subsidiary's net income in 1998, cash flows from operations were significantly less because of a substantial increase in accounts receivable arising in the second half of the year when operations became profitable. For 1997, cash flows from operations were positive because our subsidiary was slow in paying trade liabilities and failed to pay interest on its debt.

         We used net cash in investing activities of $33,743 for the six months ended June 30, 1999, $28,750 for the six months ended June 30, 1998, $118,410 for 1998 and $9,318 in 1997. We used this cash to purchase property and equipment and also in 1998 to advance $92,965 to our principal stockholder, Lisa Krinsky, M.D. She has agreed to repay this loan in three years with annual interest payments of 6%.

         Net cash used in financing activities was $41,329 for the six months ended June 30, 1999, $54,571 for the six months ended June 30, 1998, $7,145 for 1998 and $58,882 for 1997. The higher amounts used for the six months ended June 30th each year reflect the fact our subsidiary finances its insurance premiums in the second half of each year. The remaining net cash used in financing activities consist of our subsidiary's payments of principal on its debt, primarily in 1997.

         At December 31, 1998, we had a working capital deficit of $1,631,096. This arose from the classification of our subsidiary's outstanding secured debt and its minority stockholder debt as short-term debt. With the restructuring of the secured debt, and our recent issuance of approximately $1,175,899 in convertible notes in exchange for the notes of our subsidiary, our working capital improved substantially.

         At June 30, 1999, we had approximately $578,108 in working capital including approximately $452,000 in cash. Until we complete this offering, we anticipate spending up to $400,000 for leasehold improvements and moving expenses if we enter into a lease for a new facility. We also expect to pay an additional $______ in expenses related to this offering. We will use our existing working capital to pay these expenses.

         We believe that the net proceeds from this offering will be sufficient to meet our anticipated working capital and expansion plans for the next 12 months. Following that period, we may require additional financing. If additional financing is raised by selling equity securities, our existing stockholders may experience significant dilution. Furthermore, additional financing may not be available or if available, it may not be on favorable terms. If additional financing is not available on acceptable terms, it could have a material adverse effect on our business, financial condition or results of operations.

Year 2000 Compliance

         The Year 2000 problem is the inability of some software, hardware and systems to determine the correct century. For example, software with date-sensitive functions that are not Year 2000 compliant may not be able to determine whether "00" means 1900 or 2000, which may result in computer failures or the failure of the computer to produce accurate information. Our cash flow could be adversely affected if our computer systems, those of our clients and third party suppliers are not Year 2000 compliant.

         We have made an assessment of the Year 2000 readiness of our internal software and hardware systems. Our assessment plan included:

         o contacting third party vendors from whom we purchase or license our hardware, software, services and supplies;

         o assessing repair, upgrade or replacement requirements and implementing repair, upgrade or replacement;

         o testing certain internal and third party, hardware, software and systems; and

         o        contacting our clients.

         Based on the results of this assessment we recently upgraded our computer systems and have determined that our software, hardware and computer systems are Year 2000 compliant. In 1999 we spent approximately $30,000 to upgrade our computer systems. These expenses were related to time spent by employees and consultants in the evaluation process as well as any needed repair, upgrade or replacement.


         We are in the process of verifying that our clients and suppliers are Year 2000 compliant.

         If our clients and suppliers are not Year 2000 compliant, it could result in:

         o        a decrease in our net revenues;

         o an increase in the allocation of our resources to address Year 2000 problems; and

         o an increase in litigation costs as a result of the failure of our clients to pay us or suppliers to provide services on a timely basis.

Furthermore, the purchasing patterns of our clients may be affected by Year 2000 issues as companies expend significant resources to correct their current systems. These expenditures may result in reduced funds available for clinical trials and the other services we provide our clients which could materially and adversely harm our business condition and future results of operations.

         We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations, or financial condition.

                                    BUSINESS

         We have been operating a high quality clinical trials facility for the past 15 years. Over the last 12 months, our business has rapidly grown. With the recent addition of Dr. Gregory Holmes, we have strengthened our management team and thereby further increased our ability to grow.

         We are known as a contract research organization. The name is derived from the growing tendency of pharmaceutical and biotechnology companies to "contract with" outside companies to conduct research for products they are developing.

         We primarily conduct Phase I and Phase II clinical trials for pharmaceutical and biotechnology companies. However, we provide a full range of other clinical services for short-term studies and more complex long-term Phase I and Phase II studies, including:

         o        protocol design;

         o        data management;

         o        electronic data transfer;

         o        report writing; and

         o        Institutional Review Board services.

Since 1995 our clients have included 23 of the 25 leading pharmaceutical companies according to a ranking compiled by MedAd News in September 1998. Our client base includes:

         o        Abbott Laboratories,

         o        Bristol- Myers Squibb Co.

         o        Glaxo Wellcome Inc.,

         o        Merck & Co., Inc.,

         o        Pfizer, Inc., and

         o        Johnson & Johnson.

The mix of our clients and revenues generated from individual clients varies from year to year.

Trends Affecting the Contract Research Industry

         We believe that outsourcing of drug development activities by pharmaceutical and biotechnology companies has been increasing and will continue to increase. The Association of Clinical Research Professionals reported that:

         o Outsourcing to contract research organizations is undergoing rapid growth.

         o        It cited UBS Securities as estimating the following industry revenues:
                            YEAR                             AMOUNT
                            ----                    -----------------------
                            1997                    $3.14 billion
                            1998                    $3.69 billion estimated
                            1999                    $4.33 billion estimated
                            2000                    $5.09 billion estimated

         o Pharmaceutical companies increased their utilization of contract research organizations from 28% in 1993 to 60% in 1997.

         The contract research organization industry, by specializing in clinical trials management, is often able to perform the needed services with a higher level of expertise or specialization and recruit participants more quickly and at a lower cost than pharmaceutical and biotechnology companies can do themselves.

         The trends listed below have contributed to the growth of our industry and provide a growing market for our services.

         Our Clients Face Pressure to Reduce Their Costs.

         Faced with the need to reduce costs, pharmaceutical and biotechnology companies are increasingly relying on outsourcing to contract research organizations. For a fixed fee budgeted in advance, these companies can contract for required services. This reduces their financial uncertainties and the number of full-time highly specialized clinical personnel they must employ.

         As startup biotechnology companies have matured, they have developed a demand for the expertise and specialized services provided by outside sources, including contract research organizations. Instead of having to employ all the various specialists required to develop a product and maintain the numerous facilities necessary to complete the lengthy testing period, the companies can contract for them on an "as-needed" basis.

         There Is a Need for More Rapid Drug Development.

         Pharmaceutical and biotechnology companies are trying to reduce the amount of time it takes to develop and bring a new drug to market. One way to do this is to outsource drug testing to contract research organizations that provide multiple services required to develop and obtain approval of a new drug instead of using a different research organization for each phase of clinical trials.

         There Is an Increasing Focus on Chronic Diseases.

         Worldwide research and development expenditures are increasing for new medicines due to increasing pressure to develop medication for the treatment of chronic illnesses and life threatening diseases.

         Pharmaceutical and Biotechnology Companies Are Conserving Internal Resources.

         Pharmaceutical and biotechnology companies are trying to conserve their internal resources for the technical development of new drugs. They are using contract research organizations to design, manage and conduct clinical studies and trials.

Who We Are and What We Do

         We were founded in 1984 and have been providing contract research services for the pharmaceutical industry and more recently the biotechnology industry primarily in Phase I and Phase II clinical trials. We also conduct a limited number of Phase III and Phase IV clinical trials at our facility. We conduct these trials efficiently, accurately and with a commitment to service and quality that has allowed us to retain existing clients and expand our client base. We have a full time on site medical director. We specialize in clinical trials that require special populations such as geriatrics, pediatrics, diabetics, post menopausal women, people with kidney and liver diseases and persons with HIV. Based upon input from our clients, we have been told that we have a reputation for rapidly commencing our clinical trials and enrolling a very high percentage of volunteers based upon the number required.

The Drug Development Process

         Clinical trials are either conducted internally by pharmaceutical and biotechnology companies or they are outsourced to contract research organizations like ours. When outsourced to us, our clients pay us for conducting clinical trials and performing other services.

         Outsourcing is the contracting by pharmaceutical and biotechnology companies with outside companies for the purpose of performing specific services on behalf of the pharmaceutical or biotechnology company.

         Protocols

         Before starting human clinical trials, a drug's sponsor must submit an investigational new drug application to the Food and Drug Administration. The application contains what is known in the industry as a protocol. A protocol is the blueprint for each drug study. The protocol tells us:

         o        who we must recruit as qualified participants;

         o        how often to administer the product;

         o        what tests to perform on the participants; and

         o        what dosage of the product to give to the participants.

         Institutional Review Board

         An Institutional Review Board is an independent committee of professionals and lay persons which reviews clinical research trials involving human beings and is required to adhere to guidelines issued by the Food and Drug Administration. However, its members are not appointed by the Food and Drug Administration. All clinical trials must be approved by an Institutional Review Board. The Institutional Review Board's role is to protect the rights of our participants. It approves the protocols we use, the advertisements we use to recruit participants and the form of consent which our participants sign.

         The government sets very specific requirements which must be followed in order to market a new drug in the United States. Drug products generally require approval by the Food and Drug Administration before marketing to the public.

         Human clinical trials or testing of a potential product are done in three, and sometimes four, stages known as Phase I through Phase IV testing. The names of the phases are derived from the regulations of the Food and Drug Administration. Generally, there are multiple trials conducted in each phase.

         Phase I

         Phase I trials involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I trials determine a drug's basic safety and how the drug is absorbed by and eliminated from the body. This phase lasts an average of six months to a year. We give our participants free medical examinations which may include physical exams, blood and urine tests, electrocardiograms and bone scans. For women, we often give them pap smears and mammograms. We pay our participants a fee for participating in our clinical trials. We provide them free room and board in our clinic as necessary.

         Phase II

         Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years. In Phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition. Phase II testing also involves determining acceptable dosage levels. In Phase II, we usually select participants who have the disease or condition for which the drug may help. If Phase II tests show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will move on to Phase III testing.

         Phase III

         Phase III trials involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These trials generally last two to three years. Like the other phases, Phase III requires the doctor conducting the tests or a third party business like ours - to keep detailed records of data collected and procedures performed.

         Phase IV

         The Food and Drug Administration may require that the sponsor conduct additional clinical trials following new drug approval. The purpose of these trials, known as Phase IV trials, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness. In recent years, the Food and Drug Administration has increased its reliance on these trials. Phase IV trials usually involve thousands of participants. Phase IV trials also may be initiated by the pharmaceutical companies to gain broader market value for an approved drug. For example, large-scale trials may also used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained- release form of medication versus capsules taken multiple times per day.

         New Product Approval

         When the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of its product, it submits an application to the Food and Drug Administration requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug's composition and the sponsor's plans for producing, packaging and labeling the product. The Food and Drug Administration's review of an application can take a few months to many years, with the average review lasting 18 months. Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the Food and Drug Administration.

Our Strategies

         Our objectives are to build on our current reputation as a provider of high quality Phase I and Phase II testing, to expand the range of services we provide to our clients and to acquire complementary businesses.

         Our general strategies consist of the following:

         We Want to Make Key Acquisitions.

         We intend to supplement our internal growth through expanding our geographic presence throughout the United States, by acquiring or creating strategic alliances with Phase III and Phase IV clinical trials management businesses and increasing our clinical research capabilities.

         To date, we have conducted Phase III and Phase IV clinical trials primarily at our facility. We have limited experience in managing Phase III and Phase IV clinical trials conducted at multiple sites. With regard to private medical practices that specialize in Phase III and Phase IV testing, we intend to acquire only the clinical research portion of a practice, not the medical care portion of the practice.

         We are also exploring buying a clinical laboratory since we are required to use their services. We rely on outside clinical laboratories to test our participants' blood and urine. In 1999, we expect to pay approximately $500,000 to outside clinical laboratories. We believe our clinic's profit margins will increase if we have our own clinical laboratory. Since the laboratory will also provide services to outside doctors, we believe it can assist us in expanding our Phase III and Phase IV business by fostering relationships with doctors who conduct Phase III and Phase IV trials but do not want the paperwork burdens.

         We Intend to Expand our Database of "Special Population" Participants in order to Meet the Increasing Requirements of our Clients.

         "Special population" refers to the need of our clients in Phase I and Phase II clinical trials to test products on participants who have those specific diseases or conditions. The special population and therapeutic areas which we specialize in generally are cardiology, geriatrics, pediatrics, post-menopausal females, diabetics, persons with kidney and liver diseases, HIV, allergy and asthma. We believe we are one of the leading United States companies in recruiting of participants for special population clinical trials. This is particularly important since medications require extensive testing in many special populations. We intend to expand our database by networking with our existing participants, increasing our presence with support groups and establishing relationships with additional doctors.

         We Intend to Continue with the Training and Professionalization of our Employees.

         Employees are a key to our success. Many of our employees have been working for us for more than 10 years. We have an in-house training program, and we regularly bring in outside instructors to upgrade our employees' skills. We will seek to maintain the employee satisfaction that in the past has kept our employee turnover rate low. The satisfaction of our employees is a resource we believe we can draw on to find and hire additional qualified employees.

         We Intend to Expand our Marketing to our Clients and Potential Clients.

         We will continue to build our name recognition within the pharmaceutical and biotechnology industries through the use of direct mail, presence at professional trade shows and display advertisements in generally accepted pharmacology magazines. Our marketing staff maintains a regular schedule of personal visits to our existing customers and new contacts. With the proceeds we receive from this offering, we intend to hire additional experienced marketing executives with industry-wide contacts.

Potential Health Care Reform

         The federal and state governments have recently undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical, biotechnology and medical device companies. The intent of recent comprehensive health care reform proposals introduced in the United States Congress was to generally expand health care coverage for the uninsured and reduce the growth of total health care costs. Although none of these proposals have been adopted, it is highly likely that health care reform will again be addressed by the United States Congress. The result of such potential reform would increase cost containment pressures which in turn could reduce research and development expenditures by pharmaceutical and biotechnology companies. This could decrease our business opportunities. We are unable to predict whether or when this type of legislation will be enacted into law, or what effect this reform might have on our future business.

Our Employees

         We currently have approximately 40 full-time employees including our executive officers. We also have approximately 10 persons we employ on an as-needed basis. We employ two physicians including an on-site medical director, a pharmacist, a certified dietician and other healthcare professionals. All of our employees are required to complete a formal in-house training program which includes an orientation, review of our standard operating procedure manual, CPR, seminars in updated and new medical techniques and information, and regular performance reviews. We do not have any agreements with labor unions, and we consider our relationships with our employees and independent contractors to be excellent based on our historically low employee turnover rate.

Our Facility

         We are located in greater Miami, Florida. The metropolitan area provides us with access to over 5,000,000 people from which we recruit our testing participants. We conduct trials in our 250 bed inpatient/outpatient facility using advanced equipment. We believe we have one of the largest single site facilities in the United States.

         Our medical technology and equipment includes cardiac telemetry, computerized electrocardiograms, holter monitors, intravenous infusion pumps, exercise treadmills, ambulatory blood pressure monitors and synchronized digital clocks. Meals for our participants are prepared on-site under the supervision of a certified dietician. Our food service system allows us to offer special diets when required by the guidelines set by our clients and also to perform food effects studies. Throughout our clinic, security is maintained by the use of a limited access magnetic card system.

         We are currently negotiating a lease in order to move to a state-of-the-art facility located near our current clinic. This five-story facility was a hospital. Its location and improved physical appearance will enhance our visibility with our clients. Although we do not intend to initially increase our bed capacity, this facility will provide us the space to expand and increase our services. With our new facility, we will be in a position to expand our business by opening a Phase III and Phase IV clinic and a clinical laboratory. Until we expand our use of this new facility, we intend to sublet the ground floor to healthcare providers and related businesses. We cannot assure you we will sign this lease.

Our Competitors

         The clinical research industry is highly fragmented and made up of a number of large, full-service contract clinical research organizations and many small contract clinical research organizations and limited service providers. Our major competitors in this industry include the research departments of pharmaceutical and biotechnology companies and other contract research organizations. We compete in this market on the basis of our ability to provide high quality personalized service and our ability to very quickly fill a client's need for particular types of participants allowing our clients to complete the research necessary in Phases I and II to quickly move on to further development of a new drug.

         However, many of our competitors have substantially greater size and financial and other resources than we do. Moreover, the decision of a client as to whether or not to outsource its research places us in competition with a client's in-house development group. Once that decision to outsource research is made, not only do we compete with other private companies, but to a lesser extent we also compete with universities and teaching hospitals. Generally contract research organizations compete on the basis of:

         o        experience,

         o medical and scientific expertise in specific therapeutic areas that clients are interested in,

         o        the quality of their clinical research,

         o        the range of services they provide,

         o        their ability to organize and manage large-scale trials,

         o        their ability to manage large and complex medical databases,

         o        their ability to recruit doctors and participants, and

         o        their financial stability.

Our principal competitors include Quintiles Transnational, Covance, PPD, Inc., and Phoenix International.

         The general trend toward contract research organization consolidation has resulted in increased competition for clients. Consolidation within the pharmaceutical industry as well as the trend by the pharmaceutical industry to limit outsourcing to fewer rather than more contract research organizations has also heightened competition for contracts from that industry.

Potential Liability and Insurance

         Clinical research involves the testing of new drugs and other products on humans according to guidelines set by our clients and approved by the Food and Drug Administration. This testing can expose us to the risk of liability for personal injury or death to our participants resulting from many things, including unforeseen adverse side effects or failure to follow the guidelines we are given. In addition to our doctors who supervise our clinical trials, we also contract with outside doctors to provide medical services. For this reason we also face potential liability for a doctor's malpractice. We attempt to reduce these risks by requiring our clients to indemnify us for any product liability we might incur while performing services for those clients. These indemnification provisions are subject to negotiation with our clients and often vary. Generally, our contracts do not protect us if we are negligent or if the doctor is negligent. Most of our clients are large, well capitalized companies but there is always a risk that a client may not have the financial ability to fulfill its obligation to indemnify us. Additionally, all clinical trial participants sign an informed consent form approved by an Institutional Review Board. As required by the Food and Drug Administration, we explain the risks of a trial to our participants. We believe the informed consents reduce our risk of liability.

         We also maintain liability insurance to further protect us and staff doctors against these risks. We also will require our doctors to maintain malpractice insurance. Additional insurance beyond our current coverage might not be available to us on commercially reasonable terms or available at any price.

         We could be materially and adversely affected if we were required to pay damages or defense costs in connection with a claim that is beyond the scope of an indemnification provision or level of insurance where our client does not fulfill its indemnification obligation or for negligence and malpractice that is not covered by insurance.

Government Regulation

         Once we begin a clinical trial, all phases of that test are governed by extensive Food and Drug Administration regulations. Our clients are responsible for selecting qualified doctors, providing those doctors with protocols and any other necessary information, monitoring the testing and reporting any changes or modification of the clinical trials to the Food and Drug Administration and reporting any serious and unexpected adverse reaction to the new drug to the Food and Drug Administration. When we perform any of these functions on behalf of our clients, we must comply with these requirements.

         The purpose of the Food and Drug Administration regulations is to assure that the products are safe and effective before offered for sale to the public. Our services are subject to various regulatory requirements designed to ensure the quality and integrity of the testing process. The industry standard for conducting clinical research and development studies is contained in regulations established for good clinical practice. As a practical matter, the Food and Drug Administration requires the test results submitted to it based on studies that are conducted according to these regulations. The regulations cover subject matters including:

         o complying with regulations governing the selection of qualified doctors;

         o        obtaining specific written commitments from the doctors;

         o        verifying that informed consent is obtained from participants;

         o        monitoring the validity and accuracy of data;

         o verifying that we account for the drugs provided to us by our clients; and

         o        instructing doctors to maintain records and reports.

Failure to comply with these regulations can result in the entire disqualification of all data collected during the clinical trials. We are subject to regulatory action for failure to comply with these rules.

         Additionally, because as a matter of course we frequently deal with what is referred to as contaminated or hazardous medical waste material, we must properly comply with environmental regulations maintained by the federal, state and county governments regarding disposal of these waste materials. As is standard in the industry, we contract with an outside licensed company to handle this waste disposal and rely on their compliance with the rules for proper disposal.

         Because we use narcotic drugs and other controlled substances in some of our clinical trials, we are required to have a license from the United States Drug Enforcement Administration. We must also use special care and security procedures to safeguard and account for all controlled substances.

         We believe we have an outstanding record of regulatory compliance relating to our clinical trials. We also believe we are in material compliance with all other federal, state and local regulations.

Legal Proceedings

         We are not a party to any material legal proceedings.

                                   MANAGEMENT
Directors and Executive Officers

         The following table sets forth certain information concerning our directors and executive officers.

Lisa Krinsky, M.D.         36   President, chief operating officer, secretary,
                                and chairman of the board of directors

Arnold Hantman             63   Chief executive officer, chief financial and
                                chief accounting officer, treasurer and director

Dr. Gregory B. Holmes      43   Executive vice president of clinical operations

Jack Levine, C.P.A.        48   Director

Dr. Leonard I. Weinstein   54   Director



         Lisa Krinsky, M.D. founded our operating subsidiary in 1995. Since that time, Dr. Krinsky has been our subsidiary's president and chief executive officer, secretary, treasurer and chairman of its board of directors. Since June 1999, Dr. Krinsky has been our president and chief operating officer, secretary and chairman of our board of directors. Prior to 1995, she worked in various research positions with us and Baxter HealthCare Corporation. Dr. Krinsky has 13 years of experience in research and development of new pharmaceutical products. Dr. Krinsky's accomplishments include developing and implementing new services, strategic planning, increasing revenues, and establishing a solid relationship of confidence and respect with our growing client base. Dr. Krinsky has overseen approximately 300 clinical trials at our subsidiary. She received her M.D. degree from Spartan Health Sciences University School of Medicine in 1990.

         Arnold Hantman is one of our founders. Mr. Hantman has been our chief executive officer since 1993. Previously, he served as a member of the board of directors of Amerifirst Bank, Miami, Florida. Mr. Hantman received a Bachelor of Business Administration degree from City College of New York in accounting in 1956, and a Juris Doctor degree from the University of Miami School of Law in 1962. Mr. Hantman is a licensed attorney in Florida and a member of the American and Florida Institutes of Certified Public Accountants. His license as a certified public accountant in the State of Florida is inactive.

         Dr. Gregory Holmes became executive vice president of clinical operations of our subsidiary in February 1999. From January 1997 through February 1999, Dr. Holmes was president of clinical research for Phoenix International Life Sciences in Cincinnati, Ohio . From May 1988 to January 1997, Dr. Holmes was employed by Pharmaco International in Austin, Texas. While employed by Pharmaco, he held various vice president offices listed below:

August - October 1994        vice president of strategic planning
October 1994 - May 1995      vice president of clinical research, bioanalytic
                             laboratories and toxicology services

June 1995 - January 1997     vice president of international business

         Phoenix International, the parent of Phoenix International Life Sciences, and Pharmaco, now known as PPD, Inc., are two of our leading competitors. Dr. Holmes received a Doctorate in Pharmacy from the University of Minnesota College of Pharmacy and is board certified in pharmacology.

         Jack Levine, C.P.A., joined our board of directors in August 1999. Mr. Levine is a certified public accountant in the State of Florida and president of Jack Levine, P.A., a certified public accounting firm located in North Miami Beach, Florida, where he has been employed since 1984. Most of his firm's accounting practice consists of representing health care corporations, managed care companies and large physician groups. From March 1996 through November 1998, Mr. Levine was a director of Bankers Savings Bank of Coral Gables, Florida when it was acquired by Republic Bank, Inc. Mr. Levine is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants and New York Society of Certified Public Accountants.

         Dr. Leonard I. Weinstein, has been a director of our company since June 1999 and of our subsidiary since May 1995. Dr. Weinstein specializes in providing consulting and mergers and acquisition services to the health care industry including physicians. Since June 1994, he has been president of Tropical Healthcare, Inc. Dr. Weinstein received a doctorate of public administration in health care administration from Nova Southeastern University in 1982.

Key Employees

         Wayne W. Hutman, M.D., has been our medical director since January 1996. Dr. Hutman was employed as medical director of the Miami Shores, Florida office of the Greater Miami Medical Center in Miami, Florida from September 1993 through July 1995. Prior to joining us, Dr. Hutman traveled abroad after leaving the Greater Miami Medical Center. He is a member of the American Academy of Pharmaceutical Physicians. Dr. Hutman is board certified in internal medicine. Dr. Hutman received his M.D. degree from Ross University School of Medicine, Domonica, British West Indies.

         Maria E. Quant is vice president of regulatory affairs of our subsidiary. She has worked for us since 1989. She is a certified English-Spanish translator.

         James F. Schomann has been our subsidiary's vice president of business development since August 1995. From December 1993 through July 1995, Mr. Schomann was employed by Pharma Kinetics Laboratories, Inc. as a senior account executive. Mr. Schomann oversees our sales and promotional programs and supervises our business development staff.

Committees of the Board of Directors

         Our board of directors currently has audit and compensation committees. At least a majority of the audit and compensation committees will be independent directors. The audit committee will review the scope of our audit, recommend to the board the engagement of our independent auditors, review the financial statements and review any transactions between us and any of our officers, directors or other related parties. Our compensation committee will evaluate our compensation policies, approve executive compensation and executive employment contracts and administer our stock option plan. Messrs. Hantman, Levine and Weinstein are members of the audit committee. Dr. Krinsky, Mr. Levine and Dr. Weinstein are members of the compensation committee. We intend to pay our independent directors a fee of $500 for each board and committee meeting which they attend. We also granted each independent director non-qualified options to purchase 15,000 shares of common stock. The options are exercisable at $6.00 per share over a 10-year period subject to vesting. The options will vest each June 30 and December 31, commencing December 31, 1999 over a three-year period, subject to the director remaining on our board of directors as of each vesting date.

         Our certificate of incorporation eliminates the liability of our directors for monetary damages to the fullest extent possible. However, our directors remain liable for:

         o for any breach of the director's duty of loyalty to us or our stockholders,

         o for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law,

         o for payments of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware law, or

         o for any transaction from which the director derives an improper personal benefit.

         These provisions do not affect any liability any director may have under federal and state securities laws.

Executive Compensation

         Set forth below is information with respect to compensation paid by us for 1998, 1997 and 1996 to our chief executive officer and chief operating officer who are the only executive officers whose compensation exceeded $100,000 for 1998.

                                        Annual Compensation
                                        -------------------
                               (b)      (c)          (e)             (i)
                                                    Other
                                                    Annual        All other
Name and Principal Position   Year    Salary($)   Compensation  Compensation($)
---------------------------   ----    ---------   ------------  ---------------
Arnold Hantman,               1998   $120,000             0          0
chief executive officer       1997    120,000             0          0
                              1996    103,846        53,000(1)       0

Lisa Krinsky, M.D.,           1998   $250,000        21,902(2)       0(3)
president and chief           1997   $200,000        19,806(2)       0
operating officer             1996   $163,462             0          0

(1)      Consists of consulting fees paid by our subsidiary.
(2)      Consists of automobile allowance and insurance payments.
(3) Does not include $92,965 of personal expenses our subsidiary paid for Dr. Krinsky in 1998. In June 1999, Dr. Krinsky issued our subsidiary a three year 6% promissory note providing for annual payments of interest only.

         In August 1999, we entered into three year written employment agreements with Dr. Krinsky and Mr. Hantman. Dr. Krinsky receives an annual salary of $250,000, which will be reduced to $199,000 upon the closing of this offering. Mr. Hantman receives an annual salary of $120,000. Dr. Krinsky shall receive an annual bonus of $25,000 if we have annual pre-tax income of at least $1,000,000, an additional $25,000 if we have pre-tax income of at least $1,250,000 and another $25,000 if we have pre-tax income of at least $1,500,000. Additionally, Dr. Krinsky receives an automobile allowance of $1,334 per month and Mr. Hantman receives a monthly automobile allowance of $650 per month. We also pay the costs of their automobile insurance. We also pay the premiums for a life and a disability policy for Dr. Krinsky. Our monthly cost is $330. Dr. Krinsky and Mr. Hantman may terminate their employment agreements if: (i) their duties are substantially modified, (ii) we materially breach the terms of their employment agreements or (iii) if any entity or person who is not currently an executive officer or shareholder of ours becomes individually or as part of a group the owner of more than 30% of our common stock. If this occurs, each may chose to receive full compensation and benefits provided for in her or his employment agreement for the remainder of the term of the agreement or a release from the non-competition provisions of the employment agreement. These provisions may discourage a hostile takeover even if the takeover is in the best interest of all of our other stockholders.

         In February 1999, our subsidiary entered into an employment agreement with Dr. Holmes employing him for a one year term as executive vice president of clinical operations at an annual salary of $120,000 per year. The agreement is automatically renewable each year unless either party gives notice of termination within 90 days of the expiration of the term. Our subsidiary reimbursed Dr. Holmes for his moving expenses from Kentucky and provides him with an automobile allowance of $650 per month. Subject to a maximum of $3,600 per year, our subsidiary will reimburse Dr. Holmes one trip per month to Cincinnati, Ohio. We also paid for a temporary apartment in South Florida at a monthly cost of $1,700 through September 1999.

         In August 1999, our subsidiary renewed Mr. James Schomann's one-year employment agreement with as vice president of business development. Mr. Schomann receives a base salary of $102,000 annually and a commission based upon sales.

Stock Option Plan

         In June 1999, we adopted our 1999 stock option plan. We may issue incentive stock options, as defined in the Internal Revenue Code of 1986, or non-qualified stock options to purchase up to 700,000 shares of common stock under the plan. We have issued stock options to purchase an aggregate of 596,000 shares of common stock to 34 employees and two independent contractors including:

         Employee               No. of Options             Exercise Price
         ------------------     --------------             --------------
         Dr. Gregory Holmes         200,000                   $1.00
         Dr. Lisa Krinsky           100,000                   $6.00
         Arnold Hantman             50,000                    $6.00
         James Schomann             35,000                    $6.00
         Dr. Wayne Hutman           30,000                    $6.00
         Maria Quant                15,000                    $6.00

Of the options we granted to Dr. Holmes, 50,000 options are currently vested and the balance vest in 50,000 share increments on March 15th of each year in 2000 through 2002. These options replaced the February 1999 grant to Dr. Holmes by our subsidiary of the same number of options on the same terms and conditions. We have also issued 15,000 options to each of our non-employee director exercisable at $6.00 per share.

         Except for Dr. Holmes, all options vest in increments of one-sixth, on June 30 and December 31 each year, commencing on December 31, 1999, provided that the option holder is employed by us, providing services to us or acting as a director on such vesting date. The options expire in 2009, except that, in the event of the death or termination of employment, all options terminate one year from the date of death or the person's relationship with us or three months after any other termination of the person's relationship with us. If the option holder's relationship with us is terminated for cause, the options terminate immediately.

                           RELATED PARTY TRANSACTIONS

         In May 1999, we issued $500,000 of secured notes in exchange for cancellation of approximately $824,000 of past-due secured notes. Of this May 1999 debt, Mr. Arnold Hantman, our chief executive officer, holds a note of $191,500. All notes are due without interest upon the closing of this offering or in installments with 8% interest if this offering does not close by December 31, 1999. Mr. Hantman guaranteed payment of the May 1999 notes.

         Lisa Krinsky, M.D. organized our subsidiary and is considered to be our founder together with Mr. Hantman. As part of the acquisition of our subsidiary, Dr. Krinsky received 1,014,487 shares of our common stock in exchange for her shares of the common stock of our subsidiary. In 1998, we paid $92,965 of personal expenses on behalf of Dr. Krinsky. In August 1999, Dr. Krinsky issued us a three-year 6% $92,965 note providing for annual payments of interest only. The note is due in August 2002.

         We provide the use of four offices consisting of approximately 1,000 square feet to Lam Pharmaceuticals Corp. Lam, based in Toronto, Ontario, develops drug compounds. We have charged Lam no rent. Effective October 1, 1999, we intend to charge Lam rent of $1,250 per month. Mr. Hantman and Dr. Krinsky together own approximately 14% of Lam's common stock.

                             PRINCIPAL STOCKHOLDERS

         The following table provides certain information as of July 31, 1999 and as adjusted to give effect to the sale of 1,150,000 shares of common stock in this offering, concerning the beneficial ownership of our common stock by each director; each person known by us to be the beneficial owner of at least 5% of our common stock; and all executive officers and directors as a group. For the purpose of computing the number of shares of common stock issuable upon conversion of our convertible notes, we have used an assumed initial public offering price of $6.00 per share. The number of shares shown in the table assumes conversion of these notes.

                                       Number of       Percentage of
                                       Shares of       Common Stock
                                       Common Stock  ------------------
Name and Address of                    Beneficially  Prior to  After
Beneficial Owner                       Owned(1)      Offering  Offering
------------------------               ------------  --------  --------
Lisa Krinsky, M.D
11190 Biscayne Boulevard
N. Miami, FL 33181                      1,014,487     48.8%     29.2%

Arnold Hantman
11190 Biscayne Boulevard
N. Miami, FL 33181                        507,244     24.4%     14.6%

Dr. Gregory Holmes(2)
11190 Biscayne Boulevard
N. Miami, FL 33181                         50,000      2.3%      1.4%

Jack Levine, C.P.A
16855 N.E. 2nd Avenue
N. Miami Beach, FL 33162                        0        0         0

Dr. Leonard I. Weinstein
3423 N. 31st Terrace
Hollywood, FL 33021                        10,000        *         *

All executive officers and
directors as a group (five persons)(2)  1,581,731     74.2%     44.9%


(1) Beneficial ownership exists when a person has either the power to vote or sell our common stock. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date whether upon the exercise of options or otherwise.

(2) Represents or includes 50,000 shares of common stock issuable upon exercise of vested options.

Escrowed Shares

         Of the outstanding 2,080,000 shares of common stock prior to this offering, four of our stockholders have placed into escrow a total of 100,000 shares of common stock. These shares must remain in escrow and may not be sold assignable or transferred, but may be voted, until such time, if ever, as they are released from escrow in accordance with the terms of an escrow agreement, dated __________, 1999. ________________ is acting as the escrow agent. These shares held in escrow are beneficially owned by the following people:

         NAME                                                 NO. OF SHARES
         -----------------------------                        -------------
         Lisa Krinsky, M.D.                                       64,166
         Arnold Hantman                                           30,833
         Michael D. and Beth J. Harris                             5,000

         The shares of common stock held in escrow may be released upon the earlier of the following times:

o        we have pre-tax net income of $3,000,000 in 2000;

o        we have pre-tax net income of $5,000,000 in 2001;

o seven years from the date of this prospectus the shares of common stock will be released from escrow even if either of the two above tests are not met.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary of the material terms of our capital stock. It is not complete and is subject in all respects to applicable Delaware law and to the provisions of our certificate of incorporation. A copy has been filed as an exhibit to the registration statement containing this prospectus.

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, $.10 par value.

Common Stock

         Each holder of common stock outstanding is entitled to one vote per share on all matters submitted to a vote of our stockholders including the election of directors. Holders do not have cumulative voting rights.

         In the event we dissolve or liquidate or wind up our business, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets remaining after payment of our liabilities and any preferences on outstanding preferred stock.

         Each share of common stock has an equal right to receive dividends when and if our board of directors decides to declare a dividend. We do not anticipate paying cash dividends in the foreseeable future. The holders of our common stock are not entitled to preemptive rights.

Preferred Stock

         We currently have no shares of preferred stock issued or outstanding.

         The board of directors is authorized to fix the following rights and preferences of the preferred stock:

         o The rate of dividends and whether such dividends shall be cumulative.

         o The price at and the terms and conditions on which shares may be redeemed.

         o The amount payable in the event of voluntary or involuntary liquidation.

         o Whether or not a sinking fund shall be provided for the redemption or purchase of shares.

         o        The terms and conditions on which shares may be converted.

         o Whether, and in what proportion to any series, another series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share.

We have no plans, agreements or understandings with respect to the issuance of any shares of preferred stock.

Certain Anti-Takeover Effects of Delaware Law

         Following this offering, we will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions such as a merger with any "interested stockholder" which includes, a stockholder owning 15% of a corporation's outstanding voting securities, for a period of three years after the date in which the person became an interested stockholder, unless:

         o the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

         o upon closing of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

         o on or after such date, the business combination is approved by the board of directors and at least 66 2/3% of outstanding voting stock not owned by the interested stockholder.

Indemnification and Liability of Our Directors and Officers

         Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that
Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have provided for this indemnification in our certificate of incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into indemnification agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our certificate of incorporation that no indemnification shall be available, whether pursuant to our certificate of incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a stockholders' derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense. We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Transfer Agent

         American Stock Transfer & Trust Co., New York , New York, is the transfer agent for our common stock.

Stock Market Listing


         We have applied for listing of our common stock on the Nasdaq National Market under the symbol SFBI. We do not know if our application will be approved. Even if it is approved, an active trading market for our common stock may not develop.


Dividend Policy

         Our board of directors does not intend to pay dividends on our common stock in the future. Instead, we intend to retain future income, if any, to finance the growth of our business.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of common stock in the public market following this offering could adversely affect our ability to raise capital at a time when we need it or on terms favorable to us. Following this offering, we will have 3,474,956 shares of common stock outstanding assuming that the underwriter does not exercise its over-allotment option to sell up to an additional 172,500 shares.

         None of our shares of common stock outstanding may be publicly sold for 13 months following the date of this prospectus. Following the expiration of this period, the shares of common stock may be publicly sold under Rule 144 under the Securities Act of 1933.

         In general, Rule 144, as currently in effect, provides that, commencing 90 days after the date of this prospectus, any person who has held restricted common stock for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current and public information about us. A person who has not been an affiliate of for at least three months immediately preceding the sale and who has owned such shares of common stock for at least two years is entitled to sell the shares under Rule 144(k) without regard to any of the limitations described above.

         Following 13 months from the date of this prospectus, all of our outstanding shares will be eligible for sale under Rule 144. Upon exercise of the 244,956 warrants we will issue at the time of closing of this offering to our minority stockholders, the shares of common stock issued upon exercise of the warrants will be restricted and may only be sold under Rule 144 after a one-year holding period. In addition, at the time of the closing of this offering, we will issue Schneider Securities, Inc. warrants to purchase 115,000 shares of common stock exercisable at $7.20 per share commencing one year following the date of this prospectus. The warrants to be issued to Schneider Securities contain certain provisions requiring us to register the shares of common stock in the future once they become exercisable.

         In addition, under our 1999 stock option plan, we have issued options to purchase a total of 396,000 shares of our common stock exercisable at $6.00 per share and 200,000 shares exercisable at $1.00 per share. We intend to register the shares of common stock issuable under our stock option plan as soon as practicable following the date of this prospectus. The option holders have agreed not to publicly sell the shares of common stock issuable upon exercise of the options for a period of 13 months following the date of this prospectus. Generally these options vest over a three year period provided that the holders are working for us or are serving as directors on the vesting dates.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for which Schneider Securities, Inc. is acting as the underwriter's representative, have agreed to purchase from us the shares of common stock set forth opposite their names and will purchase the shares of common stock at the price to the public less the underwriting discounts contained on the cover page of this prospectus.

Underwriter                             Number of Shares
Schneider Securities, Inc. ........        ________
Total..............................       1,150,000
                                          =========

         The underwriting agreement provides that the underwriters' obligations are subject to a number of conditions and that the underwriters are committed to purchase all 1,150,000 shares of common stock offered in this prospectus if the underwriters purchase any shares of common stock. The representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the price to public contained on the cover page of this prospectus and that they may allow to certain dealers which are members of NASD Regulation, Inc., concessions not in excess of $______. After the initial public distribution of the common stock is completed, the price of the common stock may change as a result of market conditions. No change in such terms will change the amount of proceeds to be received by us. The representative has further advised us that the underwriters do not intend to confirm sales to any accounts over which any of them exercises discretionary authority.

         We have agreed to pay the representative a nonaccountable expense allowance of 3% of the total public offering price of the shares of common stock offered by this prospectus, including shares of common stock sold on exercise of the over-allotment option. We have already paid the representative $50,000. We have also agreed to pay all expenses in connection with qualifying the shares of common stock offered for sale under the laws of such states as the representative may designate.

         We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 172,500 additional shares of common stock at the same price as the initial shares of common stock offered. The underwriters may purchase the shares of common stock solely to cover over-allotments, if any, in connection with the sale of the shares of common stock offered by this prospectus. If the over-allotment option is exercised in full, the total public offering price will be $____________, the underwriting discounts will be $____________, the nonaccountable expense allowance will be $____________ and the proceeds to us will be $____________ .

         The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions.

         Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         The representative has required that the shares of common stock owned by officers, directors and the current stockholders and option holders may not be sold until at least 13 months after the date of this prospectus without the prior written consent of the representative. The representative has no present intention to waive or shorten this 13 month period.

         In connection with this offering, we will sell to the representative for a total purchase price of $115, the representative's warrants entitling the representative or its assigns to purchase 115,000 shares of our common stock at an exercise price of 120% of the public offering price listed on the cover of this prospectus for five years from the date of this prospectus. The representative's warrants will contain customary anti-dilution provisions and provide for the cashless exercise of the representative's warrants utilizing our securities which will reduce the number of shares of common stock we will have to issue. We will at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's warrants. The representative's warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's warrants and underlying shares of common stock will be transferable provided such transfer is in accordance with the provisions of the Securities Act of 1933. Subject to certain limitations and exclusions, we have agreed, at the request of the representative and at our cost, to register the warrants and the shares of common stock issuable upon exercise of the representative's warrants under the Securities Act. Additionally, if during the next seven years we file a new registration statement, we will offer at our cost to register the shares of common stock issuable upon exercise of the warrants on two occasions at our expense.

         For the next five years, the representative has the right to have an observer attend meetings of our board of directors and receive the same cash compensation and expenses we pay to our directors.

         Prior to this offering, there has not been a public market for our common stock. The public offering price of the common stock has been determined by arms-length negotiation between us and the representative. There is no direct relation between the offering price of the common stock and our assets, book value or net worth. Among the factors we and the representative considered in pricing the common stock were our results of operations, our current financial condition and future prospects, the experience of our management, the amount of ownership to be retained by our present stockholders, the general condition of the economy and the securities markets and the demand for securities of companies considered comparable to us.

         In connection with this offering, we and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and if such indemnification is unavailable or insufficient, we and the underwriters have agreed to damage contribution arrangements based upon relative benefits received from this offering and relative fault resulting in such damage.

         The underwriting agreement also requires us within 90 days after the date of this prospectus, to obtain key man life insurance in the amount of $1,000,000 each on the lives of Arnold Hantman and Lisa Krinsky, M.D., our chief executive and chief operating officers.

                                  LEGAL MATTERS

         The legality of the shares of common stock offered by this prospectus will be passed upon for us by Michael Harris, P.A., West Palm Beach, Florida. Employees of this law firm own 76,635 shares of common stock. Certain legal matters will be passed upon for the underwriter by Wolin & Rosen, Ltd., Chicago, IL 60602.

                                     EXPERTS

         The financial statements of our subsidiary for the years ended December 31, 1997 and 1998 appearing in this prospectus and registration statement have been audited by Kaufman, Rossin & Co., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We will file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains all information filed by us. The address of the SEC website is www.sec.gov.

         This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the SEC under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. Please refer to the registration statement and to the exhibits in the registration statement for further information with respect to us and the common stock offered in this prospectus. Copies of the registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provision of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                             REPORTS TO STOCKHOLDERS

         We intend to distribute to our stockholders annual reports containing audited financial statements and will make available to our stockholders other information as we deem appropriate.

C O N T E N T S
                                                Page
INDEPENDENT AUDITORS' REPORT                    F-2

FINANCIAL STATEMENTS

         Balance Sheet                          F-3

         Statements of Operations and Deficit   F-4

         Statements of Cash Flows               F-5

         Notes to Financial Statements          F-6

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
South Florida Kinetics, Inc.
Miami, Florida

We have audited the accompanying balance sheet of South Florida Kinetics, Inc. as of December 31, 1998 and the related statements of operations and deficit and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Florida Kinetics, Inc. as of December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                 Kaufman, Rossin & Co.

Miami, Florida
April 2, 1999 (except for Note 8, as to which the date is June 9, 1999)

SOUTH FLORIDA KINETICS, INC.
BALANCE SHEET
DECEMBER 31, 1998
================================================================================
ASSETS
================================================================================
CURRENT ASSETS
Cash                                                                $    55,751
Accounts receivable (Notes 2 and 3)                                   1,410,287
Prepaid expenses                                                         60,074
--------------------------------------------------------------------------------
        Total current assets                                          1,526,112

LOAN RECEIVABLE FROM STOCKHOLDER (NOTE 4)                                92,965

PROPERTY AND EQUIPMENT (NOTE 5)                                         213,891

OTHER ASSETS                                                             77,500
--------------------------------------------------------------------------------
        TOTAL ASSETS                                                $ 1,910,468
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
================================================================================
CURRENT LIABILITIES
Accounts payable                                                    $   360,135
Notes payable (Note 6)                                                1,924,154
Accrued liabilities                                                     303,312
Accrued interest (Note 6)                                               508,152
Advance billings (Note 3)                                                61,455
--------------------------------------------------------------------------------
        Total current liabilities                                     3,157,208
--------------------------------------------------------------------------------
COMMITMENTS (NOTES 7 AND 8)

STOCKHOLDERS' EQUITY
        Common stock, $.10 par value, 10,000 shares authorized,
                 issued and outstanding                                   1,000
Additional paid-in capital                                              100,000
Deficit                                                              (1,347,740)
--------------------------------------------------------------------------------
        Total stockholders' equity                                   (1,246,740)
--------------------------------------------------------------------------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 1,910,468
================================================================================
                            See accompanying notes.
                                      F-3

SOUTH FLORIDA KINETICS, INC.
STATEMENTS OF OPERATIONS AND DEFICIT
YEARS ENDED DECEMBER 31, 1998 AND 1997

========================================================================================================
                                                                       1998                      1997
========================================================================================================
NET SALES                                                          $ 5,869,987               $ 4,261,505

COST OF SALES                                                        3,838,923                 2,801,192
--------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                         2,031,064                 1,460,313

GENERAL AND ADMINISTRATIVE EXPENSES                                  1,323,764                 1,383,356
--------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                                 707,300                    76,957

INTEREST EXPENSE                                                       199,584                   239,707
--------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                      507,716                  (162,750)

DEFICIT - BEGINNING                                                 (1,855,456)               (1,692,706)
--------------------------------------------------------------------------------------------------------
DEFICIT - ENDING                                                   $(1,347,740)              $(1,855,456)
========================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Basic and Diluted)          10,000                    10,000
========================================================================================================
NET INCOME (LOSS) PER COMMON SHARE (Basic and Diluted)             $     50.77               $    (16.28)
========================================================================================================

                             See accompanying notes.

SOUTH FLORIDA KINETICS, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997

======================================================================================================
                                                                                 1998           1997
======================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income (loss)                                                     $ 507,716      $(162,750)
------------------------------------------------------------------------------------------------------
        Adjustments to reconcile net income (loss) to net cash
          provided by operating activities
        Depreciation                                                             56,945         54,047
        Provision for bad debts                                                  14,066         30,372
        Accrued interest on notes payable - purchase of assets                   35,297         32,270
        Changes in operating assets and liabilities:
                Accounts receivable                                            (752,950)      (113,146)
                Prepaid expenses                                                  1,829          6,039
                Other assets                                                     (6,225)        (7,281)
                Accounts payable                                                 47,631         12,254
                Accrued liabilities                                             (11,591)       113,123
                Accrued interest                                                118,363        120,601
                Advance billings                                                 35,455          3,205
------------------------------------------------------------------------------------------------------
                        Total adjustments                                      (461,180)       251,484
------------------------------------------------------------------------------------------------------
                                Net cash provided by operating activities        46,536         88,734
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of property and equipment                                      (25,445)        (9,318)
        Loans to stockholder                                                    (92,965)            --
------------------------------------------------------------------------------------------------------
                                Net cash used in investing activities          (118,410)        (9,318)
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of notes payable - insurance                                      (3,242)        (4,341)
Principal payments on notes payable - stockholders                                   --        (46,715)
Principal payments on notes payable - purchase of assets                         (3,903)        (7,826)
------------------------------------------------------------------------------------------------------
                                Net cash used in financing activities            (7,145)       (58,882)
------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                                 (79,019)        20,534

CASH AT BEGINNING OF PERIOD                                                     134,770        114,236
------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                                         $  55,751      $ 134,770
======================================================================================================
Supplemental Disclosures:
------------------------------------------------------------------------------------------------------
        Interest paid                                                         $  81,221      $ 119,106
======================================================================================================
        Income taxes paid                                                     $      --      $      --
======================================================================================================

                             See accompanying notes.

SOUTH FLORIDA KINETICS, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

South Florida Kinetics, Inc., d/b/a South Florida Bioavailability Clinic (the "Company"), was incorporated in 1995 in the State of Florida. The Company is a contract research organization located in Miami, Florida, that provides clinical research and drug development services to pharmaceutical and biotechnology companies.

REVENUE AND COST RECOGNITION

Revenues from contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on the contracts.

Contract costs include all direct costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses, if any, on uncompleted contracts are made in the period in which losses are determined. Changes in job performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Due to the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and the change could be material. Revenue recognized on contracts in progress at December 31, 1998 amounted to approximately $1,600,000.

Included in accounts receivable are unbilled amounts, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

CASH

The Company, from time to time, maintains cash balances with financial institutions in amounts that exceed federally insured limits.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.
                                      F-6

DEPRECIATION

Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The range of useful lives is as follows:

          Furniture and fixtures                                   7 years
          Machinery and equipment                              5 - 7 years

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

The allowance for changes in contracts is an estimate established through reductions to sales while the allowance for doubtful accounts is an estimate established through charges to general and administrative expenses. Management's judgment in determining the adequacy of the allowances is based upon several factors which include, but are not limited to, analysis of subsequent changes to contracts, analysis of delinquent accounts, the nature and volume of the accounts, the payment histories of the accounts and management's judgment with respect to current economic conditions. Given the nature of accounts receivable, it is reasonably possible the Company's estimate of the allowances will change in the near term.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company performs services and extends credit based on an evaluation of the customers' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

INCOME TAXES

No provision for income taxes has been made in the accompanying financial statements as the Company has elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of the Company is reflected by the stockholders on their personal income tax returns.

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

If the proposed initial public offering of securities is successful (see Note
8), the Company's S Corporation status would terminate and accordingly, the Company prospectively would pay income taxes on its taxable income. At December 31, 1998 the aggregate temporary differences was approximately $422,000 and approximately $159,000 would have been recorded as a deferred tax liability if the Company was a "C" corporation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash, loan receivable from stockholder and accrued liabilities approximate their fair values due to the short-term maturity of these instruments.

The fair value of the accrued interest and notes payable are discussed in Note
6.

NET INCOME (LOSS) PER SHARE

The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). FAS 128 requires dual presentation of net income per share; Basic and Diluted. Net income per share - Basic excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding during the reported period. Net income per share - Diluted reflects the potential dilution that could occur if stock options and warrants were exercised. As there is no potential dilution, net income per share - Basic and net income per share - Diluted are the same for the years ended December 31, 1998 and 1997.

IMPACT OF THE "YEAR 2000" COMPUTER ISSUE

Because computers frequently use only two digits to recognize years, on January 1, 2000, many computer systems, as well as equipment that uses embedded computer chips, may be unable to distinguish between the years 1900 and 2000. If not remediated, this problem could create system errors and failures resulting in the disruption of normal business operations. In the event the Company fails to identify or correct a material Year 2000 problem, there could be disruptions in normal business operations, which could have a material adverse effect on the Company's results of operations, liquidity or financial condition. Further, there may be some third parties, such as governmental agencies, utilities, telecommunication companies, vendors, suppliers and customers who may not be able to continue business with the Company due to their own year 2000 problems. There can be no assurance that any efforts made will fully mitigate the effect of Year 2000 issues.

NOTE 2. MAJOR CUSTOMERS

During the year ended December 31, 1998, sales to four customers amounted to approximately 58% of net sales. At December 31, 1998, four customers accounted for approximately 61% of accounts receivable.

During the year ended December 31, 1997, sales to three customers accounted for approximately 52% of net sales.
                                      F-8

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31, 1998:

Accounts receivable - billed                $   870,205
Accounts receivable - unbilled                  726,520
Less allowance for changes in contracts        (142,000)
Less allowance for doubtful accounts            (44,438)
-------------------------------------------------------
                                            $ 1,410,287
=======================================================
Accounts receivable are billed when certain milestones defined in customer contracts are achieved. All unbilled accounts receivable are expected to be billed and collected within one year.

Advance billings at December 31, 1998 amounted to $61,455.

NOTE 4. LOAN RECEIVABLE FROM STOCKHOLDER

Loan receivable from stockholder consists of certain expenses paid by the Company on behalf of its majority stockholder. The loan is non-interest bearing and due on demand.

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1998:

Furniture and fixtures            $ 31,866
Machinery and equipment            377,378
------------------------------------------
                                   409,244
Less accumulated depreciation      195,353
------------------------------------------
                                  $213,891
==========================================

Depreciation of property and equipment for the years ended December 31, 1998 and 1997 amounted to $56,945 and $54,047, respectively.

NOTE 6. NOTES PAYABLE

Notes payable consisted of the following at December 31, 1998:

Notes payable - stockholders                                       $1,083,863
Notes payable - purchase of assets                                    798,962
Notes payable - insurance                                              41,329
-----------------------------------------------------------------------------
                                                                   $1,924,154
=============================================================================

NOTES PAYABLE - STOCKHOLDERS

During 1995 and 1996, the Company issued notes payable and shares of common stock to private investors. These notes are unsecured and bear interest at 10% per annum, with principal and interest due one year from the date of the note. No interest and minimal principal payments have been made through December 31, 1998. The present value of the notes at December 31, 1998, at an imputed interest rate of approximately 14% per annum, was $1,083,863 plus accrued interest of $508,152. The difference between the present value of the notes and the cash received represents the consideration received for the stock, and is included in additional paid-in-capital in the accompanying financial statements. As described in Note 8, subsequent to year-end, the Company offered these note holders the option to convert the principal balances and accrued interest into common stock.

NOTES PAYABLE - PURCHASE OF ASSETS

In connection with a purchase of assets in 1995, the Company entered into promissory notes for $298,471 and $650,000. The $298,471 promissory note bears interest at 9% per annum and is secured by all of the assets of the Company with principal and interest payable monthly. The $650,000 promissory note is non-interest bearing and is secured with payments due monthly based on the net sales of the Company. The Company imputed interest on this note at a rate of 9% per annum. Actual payments have not been in accordance with the terms of the notes. At December 31, 1998, the balance of the notes, including accrued interest was $798,962.

Based on borrowing rates currently available to the Company for loans with similar terms and maturities, the fair value of notes payable approximates carrying value.

Interest expense on all indebtedness amounted to $199,584 and $239,707, for the years ended December 31, 1998 and 1997, respectively.

NOTE 7. COMMITMENTS

FACILITIES LEASE

The company leases its facilities on a month-to-month basis. Rent expense under this lease agreement amounted to $270,706 and $238,512 for the years ended December 31, 1998 and 1997, respectively.

LEASE COMMITMENTS

The Company is obligated under two operating leases on equipment expiring from 2001 through 2003. The approximate minimum annual lease commitments on these leases are $7,000 per year for 1999 through 2001 and $4,000 per year for 2002 and 2003.

NOTE 8. SUBSEQUENT EVENTS

RECAPITALIZATION - RESTRUCTURING OF DEBT

In June 1999, the Company entered into an Agreement and Plan of Merger with a newly formed wholly-owned subsidiary of SFBC International, Inc. (SFBC), a non-operating company that is the creditor with respect to the notes payable - purchase of assets discussed in Note 6. The agreement provides for, among other things, that SFBC acquire all of the common stock of the Company. The resulting ownership of SFBC is 54% by the former majority stockholder of the Company, 19% by the former minority stockholders of the Company and 27% by the former sole stockholder of SFBC. In connection with the merger, SFBC entered into a letter of intent regarding a proposed initial public offering of securities.

Concurrent with the merger, approximately $300,000 of the notes payable - purchase of assets was extinguished and the original notes were replaced with three new notes aggregating $500,000. These notes bear interest at 8% per annum, are secured by all of the assets of the Company and are personally guaranteed by an officer of the Company. The notes are due upon the closing of the registered initial public offering of securities of SFBC. If the offering is not completed by December 31, 1999 the notes are payable in aggregate monthly installments of $20,000 plus interest, starting January 1, 2000.

STOCKHOLDER NOTES

In April 1999, the Company offered the holders of the notes payable - stockholders, the option to convert their note balances and accrued interest into new three year, 10% convertible notes. Upon the closing of the registered initial public offering of securities of SFBC, these new notes would be required to be converted into common stock of SFBC. In the conversion, the note holders would receive shares of SFBC at a 20% discount off the initial public offering price and one warrant for each share of stock issued. The warrants would be exercisable at 120% of the initial public offering price and have a three-year life.
                                      F-11

EMPLOYMENT CONTRACT

In February 1999, in contemplation of the recapitalization discussed above, the Company entered into a one-year employment agreement with the Executive Vice President of Clinical Operations. This agreement automatically renews annually and may be terminated without cause by either party with 90-day notice. Pursuant to the agreement, the employee received an option to purchase 200,000 shares of common stock of SFBC at an exercise price of $1.00 per share. The option is exercisable in four equal annual installments of 50,000 shares each, commencing on March 15, 1999. No options had been exercised through June 9, 1999.

SFBC INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
JUNE 30, 1999
(UNAUDITED)

=====================================================================================
ASSETS
=====================================================================================
CURRENT ASSETS
Cash                                                                      $   452,502
Accounts receivable, net of allowances of $199,438                          1,510,280
Prepaid expenses                                                               90,278
-------------------------------------------------------------------------------------
        Total current assets                                                2,053,060

LOAN RECEIVABLE FROM STOCKHOLDER                                               92,965

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $226,091           219,290

OTHER ASSETS                                                                   82,500
-------------------------------------------------------------------------------------
        TOTAL ASSETS                                                      $ 2,447,815
=====================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
=====================================================================================
CURRENT LIABILITIES
Accounts payable                                                          $   366,133
Notes payable-shareholders                                                    283,996
Accrued liabilities                                                           310,338
Accrued interest                                                              206,721
Advance billings                                                                3,764
Current portion of long-term debt                                             100,000
Deferred tax liability                                                        204,000
-------------------------------------------------------------------------------------
        Total current liabilities                                           1,474,952
-------------------------------------------------------------------------------------
LONG-TERM DEBT                                                              1,575,899
-------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
        Preferred stock, $.10 par value, 5,000,000 shares authorized,
           zero shares issued and outstanding                                      --
        Common stock, $.001 par value, 20,000,000 shares authorized,
           2,080,000 shares issued and outstanding                              2,080
        Additional paid-in capital                                            425,623
        Deficit                                                            (1,030,739)
-------------------------------------------------------------------------------------
                Total stockholders' equity                                   (603,036)
-------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 2,447,815
=====================================================================================

                             See accompanying notes.

SFBC INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTH PERIODS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)
====================================================================
                                       June 30, 1999   June 30, 1998
====================================================================
NET SALES                               $ 3,944,523     $ 2,045,273

COST OF SALES                             2,379,293       1,367,950
--------------------------------------------------------------------
GROSS PROFIT                              1,565,230         667,323

GENERAL AND ADMINISTRATIVE EXPENSES         904,952         702,390
--------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS               660,278         (25,067)

INTEREST EXPENSE                            102,277          95,766
--------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES           558,001        (120,833)

INCOME TAXES                                241,000              --
--------------------------------------------------------------------
NET INCOME (LOSS)                       $   317,001     $  (120,833)
====================================================================

                             See accompanying notes.

SFBC INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
SIX MONTH PERIOD ENDED JUNE 30, 1999
(UNAUDITED)

                                                         Common stock, $.001 par
                                                            value; 20,000,000
                                                            shares authorized        Additional
                                                         -------------------------     Paid-In
                                                         Shares          Par Value     Capital          Deficit            Total
====================================================================================================================================
BALANCES - JANUARY 1, 1999                              1,520,000     $     1,520     $    99,480     $(1,347,740)     $(1,246,740)

Acquisition of assets of SFBC International, Inc.         560,000             560         326,143              --          326,703

Net income                                                     --              --              --         317,001          317,001
------------------------------------------------------------------------------------------------------------------------------------
BALANCES - JUNE 30, 1999                                2,080,000     $     2,080     $   425,623     $(1,030,739)     $  (603,036)
====================================================================================================================================

                             See accompanying notes.

SFBC INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTH PERIODS ENDED JUNE 30, 1999 AND 1998
(UNAUDITED)

============================================================================================
                                                               June 30, 1999   June 30, 1998
============================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                              $ 317,001      $(120,833)
------------------------------------------------------------------------------------------
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities
   Depreciation                                                      30,738         26,982
   Provision for bad debts -                                             --         10,066
   Accrued interest on notes payable - purchase of assets            25,347         35,195
   Changes in operating assets and liabilities:
      Accounts receivable                                           (99,993)        89,302
      Prepaid expenses                                              (30,204)        37,837
      Other assets                                                   (5,000)       (30,000)
      Accounts payable                                                5,998        (78,267)
      Accrued liabilities                                             7,026        (23,214)
      Accrued interest                                               74,601         59,193
      Advance billings                                              (57,691)       (26,000)
      Deferred tax liability                                        204,000             --
        Total adjustments                                           154,822        101,094
------------------------------------------------------------------------------------------
          Net cash provided by (used in) operating activities       471,823        (19,739)
------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                               (36,137)       (14,786)
   Loans to stockholder                                                  --        (13,964)
   Cash balance of Company acquired                                   2,394             --
------------------------------------------------------------------------------------------
          Net cash used in investing activities                     (33,743)       (28,750)
------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of notes payable - insurance                         (41,329)       (44,571)
Principal payments on notes payable - purchase of assets                 --        (10,000)
------------------------------------------------------------------------------------------
          Net cash used in financing activities                     (41,329)       (54,571)
------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                     396,751       (103,060)

CASH AT BEGINNING OF PERIOD                                          55,751        134,770
------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                             $ 452,502      $  31,710
==========================================================================================
Supplemental Disclosures:
------------------------------------------------------------------------------------------
   Interest paid                                                  $  27,676      $  36,573
==========================================================================================
   Income taxes paid                                              $      --      $      --
==========================================================================================
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
------------------------------------------------------------------------------------------
In June 1999, the Company reduced long-term debt by $324,309 through the issuance of common stock.

In June 1999, the Company converted $376,032 of accrued interest to long-term debt.

                             See accompanying notes.

SFBC INTERNATIONAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying financial statements do not include all of the disclosures made in South Florida Kinetics, Inc. balance sheet as of December 31, 1998 and the related statements of operations and deficit and cash flows for each of the two years in the period ended December 31, 1998, which should be read in conjunction with these statements. The financial information included herein has not been audited. However, in the opinion of management, the statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the periods presented. The results for the periods presented is not necessarily indicative of the results for the full fiscal years.

The consolidated financial statements include the accounts of SFBC International, Inc. a Delaware corporation and its subsidiary, South Florida Kinetics, Inc. a Florida corporation. SFBC owns 100% of the subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

NOTE 2. OTHER EVENTS

RECAPITALIZATION

On June 7, 1999, all of the outstanding stock of the subsidiary was acquired by SFBC. For accounting purposes, the acquisition has been treated as an acquisition of the assets of SFBC by the subsidiary and as a recapitalization of the subsidiary. The historical financial statements prior to June 7, 1999 are those of the subsidiary.

STOCK SPLIT

In June 1999, SFBC effected a four-for-five reverse stock split. All stock data and per share amounts in the consolidated financial statements have been restated to give effect to the stock split.

INCOME TAXES

Through June 7, 1999, our subsidiary had elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of our subsidiary is reflected by the stockholders on their personal income tax returns. Effective June 8, 1999, our subsidiary terminated its S Corporation status and in connection therewith, it recorded a deferred tax liability of $204,000, through a charge to the statement of operations. In addition, our subsidiary recorded a current income tax liability of $37,000 related to taxable income for the period from June 8, 1999 through June 30, 1999.

LONG-TERM DEBT

In August 1999, certain holders of the notes payable - stockholders, converted their note balances and accrued interest in the aggregate amount of $1,175,899 into new three year, 10% convertible notes. Upon the closing of the registered initial public offering of securities of SFBC, these new notes would be required to be converted into common stock of SFBC. In the conversion, the note holders would receive shares of SFBC at a 20% discount off the initial public offering price and one warrant for each share of stock issued. The warrants would be exercisable at 120% of the initial public offering price and have a three-year life.

LOAN RECEIVABLE FROM STOCKHOLDER

Loan receivable from stockholder consists of a promissory note providing for annual payments of interest at a rate of 6% per annum, with principal due in August 2002.

                                     [LOGO]

                                   1,150,000

                             Shares of Common Stock

                            SFBC INTERNATIONAL, INC.
                                   PROSPECTUS

                           SCHNEIDER SECURITIES, INC.

                                               _____________________, 1999

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in states and other jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

TABLE OF CONTENTS                                                    Page

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Dilution
Selected Financial Data
Management's Discussion and Analysis of Financial
  Condition and Results of Operations
Business
Management
Related Party Transactions
Principal Stockholders
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Experts
Legal Matters
Additional Information
Reports to Stockholders
Index to Financial Statements     F-1

Until __________ 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

                   Our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Delaware law as it now exists. We also cannot indemnify our officers and directors when we assert a direct claim against them. We have entered into indemnification agreements with our officers and directors providing for indemnification and containing an advancement of expenses provision. Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable such indemnification shall apply only if approved by the court in which the action was brought. Any other indemnification shall be made by a majority vote of the board of directors (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the board of directors or by independent legal counsel in a written opinion, or by a majority vote of stockholders (excluding any stockholders who were parties to such action).

                  INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING SFBC INTERNATIONAL, INC. PURSUANT TO THE FOREGOING PROVISIONS, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 25. Other Expenses of Issuance and Distribution.

                  The estimated expenses in connection with the issuance and distribution of the securities being registered hereby (except for the underwriting discounts and commissions) will be borne by SFBC and are estimated to be as follows:

         Registration Fee ................................       $   2,436.11
         Nasdaq Listing Fee ..............................          10,000.00
         NASD Filing Fee .................................           1,450.00
         Transfer Agent Fee ..............................              *
         Printing Costs ..................................              *
         Legal Fees and Expenses .........................              *
         Accounting Fees and Expenses ....................              *
         Blue Sky Fees and Expenses ......................              *
         Underwriters' Non-Accountable  Expense Allowance               *
         Miscellaneous ...................................              *
                                                                 ------------
         Total ...........................................        $     *
                                                                 ============
*        To be supplied by Amendment.

Item 26. Recent Sales of Unregistered Securities.

         During the past three years, the following persons and entities acquired shares of stock and other securities from us as set forth in the table below. The number of shares of our common stock have been adjusted by our four-for-five reverse stock split.

         We sold the securities listed below in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933. Each person listed below, except for Mr. Arnold Hantman, our chief executive officer exchanged his or her common stock of our subsidiary for our common stock when we acquired our subsidiary on June 7, 1999. The convertible notes were offered to the South Florida Kinetics minority stockholders at the time they voted on the merger in exchange for their cancellation of South Florida Kinetics notes but not issued until August 4, 1999.

                                          Class             Amount of
Stockholder                            of Securities     Securities Sold   Consideration Received(1)
-----------------------------------  ----------------     -------------    -----------------------------------------
Jay W. Atkins                         common stock         11,106 shares    common stock

Maurice L. Baldwin c/o Maurice L      convertible note     $  18,943.08     cancellation of note and accrued interest
  and Mary L. Baldwin Family Trust    common stock         2,563 shares     common stock

Donald E. Birzer                      common stock         6,835 shares     common stock

Robert P. Bisaillon                   convertible note     $  16,108.33     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Roland W. Boone                       convertible note     $  25,588.34     cancellation of note and accrued interest
                                      common stock         8,543 shares     common stock

Keith C. Carini, M.D                  convertible note     $   8,629.17     cancellation of note and accrued interest
                                      common stock         2,478 shares     common stock

Harold and Marilyn F. Chalmers        convertible note     $  74,129.17     cancellation of note and accrued interest
                                      common stock         21,358 shares    common stock

Norman Cloutier                       convertible note     $   7,690.37     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Hilda S. Davis                        convertible note     $  18,943.08     cancellation of note and accrued interest
                                      common stock         2,563 shares     common stock

Patricia DeLovely                     common stock         9,398 shares     common stock

Robert L. Dible                       convertible note     $  24,000.00     cancellation of note and accrued interest
                                      common stock         12,815 shares    common stock

                                      II-2


Rudolph Dickson                       convertible note     $  18,722.92     cancellation of note and accrued interest
                                      common stock         8,971 shares     common stock

Robert Dudley                         convertible note     $  15,937.57     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Howard L. Foglesong                   convertible note     $   7,974.63     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Curtis L. Franz                       common stock         3,845 shares     common stock

Edmond W. and Georgia Gardiner        convertible note     $   7,246.47     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Raymond L. Gehris                     common stock         17,087 shares    common stock

Harold T., Ruth B. George, Trustees   convertible note     $  16,197.92     cancellation of note andaccrued interest
U.D.T., dated February 18, 1984       common stock         2,136 shares     common stock

Dennis D. Glass                       convertible note     $  31,265.30     cancellation of note and accrued interest
                                      common stock         4,272 shares     common stock

Joseph J. and E. Lenore Goetz         common stock         2,648 shares     common stock

Margaret K. Greene                    convertible note     $  12,185.33     cancellation of note and accrued interest
                                      common stock         1,709 shares     common stock

Dale and Sandra Halverstadt           common stock         8,543 shares     common stock

William and Helen A. Havel            convertible note     $  16,250.00     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Dennis Hieronymus                     convertible note     $  12,738.44     cancellation of note and accrued interest
                                      common stock         3,417 shares     common stock

Frank L. Jenkins                      convertible note     $   6,896.00     cancellation of note and accrued interest
                                      common stock         8,543 shares     common stock

Kurt H. Knecht                        convertible note     $  65,852.52     cancellation of note and accrued interest
                                      common stock         8,543 shares     common stock

                                      II-3


David M. Kushner, M.D.                convertible note     $  25,003.20     cancellation of note and accrued interest
                                      common stock         34,173 shares    common stock

Philip A. Linda C. Magyar             convertible note     $  16,262.07     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Edith L. Marion                       convertible note     $  22,137.91     cancellation of note and accrued interest
                                      common stock         3,076 shares     common stock

Edith L. Marion                       convertible note     $  10,760.09     cancellation of note and accrued interest
                                      common stock         2,562 shares     common stock

George L. and Linda J. May            convertible note     $   8,241.67     cancellation of note and accrued interest
                                      common stock         1,111 shares     common stock

Joanne B. May                         convertible note     $  18,585.83     cancellation of note and accrued interest
                                      common stock         2,563 shares     common stock

Robert I. and Debbie Miller           common stock         2,136 shares     common stock

Miller Trust, MargaretAnn Miller,     convertible note     $  43,076.33     cancellation of note and accrued interest
 Trustee                              common stock         14,523 shares    common stock

Patrick Murphy, M.D                   convertible note     62,365.57        cancellation of note and accrued interest
                                      common stock         11,790 shares    common stock

Jerry Nash                            convertible note     $  20,023.39     cancellation of note and accrued interest
                                      common stock         2,990 shares     common stock

Howard Nunn, Jr., M.D.                convertible note     $  16,056.33     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Jay L. Rentzel                        convertible note     $  93,849.58     cancellation of note and accrued interest
                                      common stock         29,902 shares    common stock

Integrity Associates                  convertible note     $  21,935.83     cancellation of note and accrued interest
                                      common stock         2,990 shares     common stock

                                      II-4


Roscoe M. Smith                       convertible note     $  15,344.32     cancellation of note and accrued interest
                                      common stock         4,272 shares     common stock

Howard W. Stacey                      common stock         3,076 shares     common stock

John and Mary Sviatek                 convertible note     $  56,625.00     cancellation of note and accrued interest
                                      common stock         8,543 shares     common stock

Carl J. Wallace                       convertible note     $  15,685.33     cancellation of note and accrued interest
                                      common stock         4,689 shares     common stock

Leo Watkins                           convertible note     $  34,521.32     cancellation of note and accrued interest
                                      common stock         8,885 shares     common stock

Robert K. Wawrousek, Trustee          convertible note     $ 137,694.33     cancellation of note and accrued interest
                                      common stock         59,804 shares    common stock

Joseph E. Webb                        convertible note     $  25,526.91     cancellation of note and accrued interest
                                      common stock         4,357 shares     common stock

Gordon Wilbur                         convertible note     $  18,161.84     cancellation of note and accrued interest
                                      common stock         2,392 shares     common stock

James R. and Mildred H. Williams      convertible note     $  72,350.00     cancellation of note and accrued interest
                                      common stock         25,630 shares    common stock

Raymond F. Zuczuski                   convertible note     $  15,605.00     cancellation of note and accrued interest
                                      common stock         2,136 shares     common stock

Jerry Frost                           convertible note     $  20,788.53     cancellation of note and accrued interest
                                      common stock         3,930 shares     common stock

Lisa Krinsky, M.D                     common stock         1,014,487 shares common stock
Arnold Hantman                        common stock         507,244 shares   common stock
Michael D. and Beth J. Harris         common stock         76,635 shares    common stock
C.L.R. Associates, Inc.               common stock         71,635 shares    common stock
Dr. Leonard Weinstein                 common stock         10,000 shares    common stock

(1) We issued our shares of common stock in exchange for shares of our subsidiary except for Mr. Hantman who exchanged shares of our predecessor. The convertible notes we issued were exchanged for our subsidiary's notes.
                                      II-5

Item 27.        Exhibits.


        1.1     --      Form of Underwriting Agreement(1)

        1.2     --      Form of Selected Dealer's Agreement(1)

        1.3     --      Form of Underwriter's Warrants(1)

        2       --      Agreement and Plan of Merger(1)

        3.1     --      Certificate of Incorporation(1)

        3.2     --      First Amendment to Certificate of Incorporation(1)

        3.3     --      Bylaws(1)

        4.1     --      Form of Common Stock Certificate(1)

        5.      --      Opinion of Michael Harris, P.A.(1)

        10.1    --      Employment Agreement of Arnold Hantman(2)

        10.2    --      Employment Agreement of Lisa Krinsky, M.D.(2)

        10.3    --      Employment Agreement of Dr. Gregory Holmes(1)

        10.4    --      1999 Stock Option Plan(1)

        10.5    --      Form of Convertible Note(1)

        10.6    --      $383,000 Secured Note(1)

        10.7    --      $100,000 Secured Note(1)

        10.8    --      $17,000 Secured Note(1)

        21      --      Subsidiaries(1)

        23.1    --      Consent of Kaufman, Rossin & Co.

        23.2    --      Consent of Michael Harris, P.A.(3)
_______________________________
(1)    Contained in Form SB-2 filed on August 17, 1999

(2)    To be filed by amendment

(3)    Contained in Opinion of Michael Harris, P.A.

Item 28.        Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of SFBC International, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

       (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in North Miami, State of Florida, on the 20th day of August, 1999.


                                                SFBC International, Inc.

                                                By:  /s/ Arnold Hantman
                                                   -----------------------------
                                                Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement on Form SB-2 was signed by the following persons in the capacities and on the dates indicated.

       Signatures                           Title                               Date
-----------------------       ----------------------------------           --------------
/s/  Lisa Krinsky, M.D.
     Lisa Krinsky, M.D.       Chairman of the Board of Directors           August 20, 1999

/s/ Arnold Hantman                                                         August 20, 1999
    Arnold Hantman            Director and Principal Financial Officer
                              and Accounting Officer

/s/ Jack Levine                                                            August 20, 1999
    Jack Levine               Director


/s/ Dr. Leonard Weinstein                                                  August 20, 1999
    Dr. Leonard Weinstein     Director

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    EXHIBITS
                                       TO
                                   Form SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            SFBC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

EXHIBIT INDEX


        23.1    --      Consent of Kaufman, Rossin & Co.